SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO-FEE REQUIRED]

For the calendar year ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                       to

Commission file number

CITY NATIONAL BANK PROFIT SHARING PLAN

555 South Flower Street, Eighteenth Floor

Los Angeles, California 90071

(Full title of the plan and the address of the plan)

CITY NATIONAL BANK

555 South Flower Street, Eighteenth Floor

Los Angeles, California 90071

(Name of issuer of the securities held pursuant to the plan

and the address of its principal executive office)

REQUIRED INFORMATION

Item 1.	Not Applicable

Item 2.	Not Applicable

Item 3.	Not Applicable

Item 4.	In lieu of the requirements of Items 1-3 above, plan financial statements and supplemental information prepared in accordance with the financial reporting requirements of ERISA are attached.

CITY NATIONAL BANK
PROFIT SHARING PLAN

Financial Statements and Supplemental Information

December 31, 2021 and 2020

(With Report of Independent Registered Public Accounting Firm Thereon)

CITY NATIONAL BANK
PROFIT SHARING PLAN

All other supplemental information omitted are not applicable or are not required based on disclosure requirements of the Employee Retirement Income Security Act of 1974 and regulations issued by the Department of Labor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee and Participants

City National Bank Profit Sharing Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the City National Bank Profit Sharing Plan (the “Plan”) as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Opinion on the Supplemental Information

The supplemental information included in Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2021, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moss Adams LLP

Irvine, California

June 28, 2022

We have served as the Plan’s auditor since 2016.

1

CITY NATIONAL BANK
PROFIT SHARING PLAN

Statements of Net Assets Available for Benefits

December 31, 2021 and 2020
	2021	2020
Assets:
Participant directed investments, at fair value:
Cash and cash equivalents	$109,382,017	$119,986,304
U.S.Government securities	681,684	630,523
Corporate debt	1,237,654	302,884
Preferred stock	1,331,479	1,367,734
Common stock	148,294,601	120,736,227
Partnerships	100,853	214,865
Common collective trust	527,961,459	360,784,282
Mutual funds	719,735,291	692,182,643
Other assets	76,011	31,564
Total investments	1,508,801,049	1,296,237,026
Receivables:
Employer contribution	263,854	209,070
Participant contribution	4,523	90,497
Notes receivable from participants	14,575,609	14,732,273
Other	—	—
Total receivables	14,843,986	15,031,840
Noninterest-bearing cash	705,958	—
Other - Settlement cash	—	6,299,747
Net assets available for benefits	$1,524,350,993	$1,317,568,613

See accompanying notes to financial statements.

2

CITY NATIONAL BANK
PROFIT SHARING PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2021 and 2020
	2021	2020
Additions to net assets attributable to:
Investment income:
Interest	$767,623	$845,184
Dividends	39,142,645	22,482,628
Net appreciation in fair value of investments	138,741,953	139,410,727
	178,652,221	162,738,539
Contributions:
Employer	50,338,902	38,737,881
Participants	68,230,705	58,598,929

Total additions	297,221,828	260,075,349
Deductions from net assets attributable to:
Benefits paid to participants	90,000,384	71,639,145
Administrative expenses	439,064	476,682
Total deductions	90,439,448	72,115,827
Net increase	206,782,380	187,959,522
Transfer to this plan	—	3,673,514
Net assets available for benefits:
Beginning of year	1,317,568,613	1,125,935,577
End of year	$1,524,350,993	$1,317,568,613

See accompanying notes to financial statements.

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CITY NATIONAL BANK
PROFIT SHARING PLAN

Notes to Financial Statements

December 31, 2021 and 2020

(1)	Description of the Plan

The following description of the City National Bank Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description for a detailed description of the Plan’s provisions.

(a)	General

The Plan is a defined contribution profit sharing plan with a 401(k) component, which provides retirement benefits for eligible employees of City National Bank (CNB) and its subsidiaries and certain affiliates (the Company) that have agreed to participate in the Plan. The Plan is administered by City National Bank (the Plan Sponsor) who acts by and through its administrative committee, the Benefits Committee. The Benefits Committee comprises officers of the Plan Sponsor, CNB, an indirect, wholly-owned subsidiary of Royal Bank of Canada (RBC). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

OneAmerica Retirement Services LLC is the recordkeeper for the Plan, and Matrix Trust Company is the directed trustee and custodian for the Plan.

During 2019, CNB acquired FilmTrack Inc. and, effective January 1, 2020, the FilmTrack Inc. 401(k) Profit Sharing Plan, totaling $3,673,514 assets, was merged into the Plan. The Plan was amended to allow for the merger and to account for certain protected benefits of FilmTrack Participants.

Beginning 2020, the Plan is subject to mandated provisions of the Setting Every Community Up for Retirement Enhancement Act of 2019 (the SECURE Act). Also during 2020, the Benefits Committee approved certain participant loan and distribution provisions in accordance with the Coronavirus Aid, Relief and Economic Security Act (CARES Act).

Effective December 31, 2021, LMCG Investments, LLC (LMCG) exercised its right as a Participating Employer to cease participation in the Plan and transferred assets of its employees to a new 401(k) plan established effective January 1, 2022. (See Note 7, Subsequent Events.)

The Department of Labor (DOL) conducted an investigation of the Plan, which began during the year ended December 31, 2009 for plan years ended December 31, 2006 through December 31, 2011.

On December 2, 2019, the district court entered a final judgment in the amount of $6,275,253.27 to be deposited by CNB as the Plan Sponsor into the Plan’s account for allocation to eligible Plan participants. On January 15, 2020, the judgment amount was deposited into the Plan’s account for subsequent allocation to impacted Plan participants in relation to their relative assets in certain mutual funds during each of the calendar quarters from January 1, 2006, to December 31, 2012. In April 2020, CNB engaged the services of an external consulting firm to assist with the allocation, using a methodology in accordance with published guidance from the DOL and approved by the CNB Benefits Committee. A total of 4,695 impacted participants were identified, for which account allocation and communication commenced in February 2021. In accordance with the approved judgment allocation methodology, the final phase representing reallocation to eligible participants for uncashed checks of former participants was completed in December 2021. The final reallocation amount, resulting from uncashed checks of 239 former participants, was $47,456 and represented less than one percent of the total judgment.

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(b)	Contributions

Employees of the Company who are entitled to paid vacation time and have completed one hour of service are eligible to participate in the Plan as of their hire date. Company profit sharing contributions to the Plan (referenced as “Employer Discretionary Contributions” in the Plan) for eligible employees of CNB and First American Equipment Finance, a subsidiary of CNB, are equal to a percentage of employee eligible compensation based on the change in Net Profit (as defined by the Plan) over the prior fiscal year, subject to an overall maximum Company contribution of 8% of Consolidated Net Profit reduced by matching contributions made for such fiscal year (which are not made by forfeitures). For Plan years 2021 and 2020, a profit sharing contribution of 5.47% and 3.62%, respectively, of each participant’s eligible compensation was made by the Company. For Plan years 2021 and 2020, and separate from the contribution above, Mid-Continent Capital (MCC), a Participating Employer in the Plan, made a discretionary profit sharing contribution of 8.678% and 6.0%, respectively, of each MCC participant’s eligible compensation. Participants direct the investment of their contributions into various investment options offered by the Plan. Company contributions are invested at the participant’s discretion in the same manner as the salary reduction contributions described below.

Under the 401(k) feature of the Plan, participants can contribute up to 50% of their eligible compensation as defined, but not to exceed the dollar amount allowed by law, which was $19,500 for both years ended December 31, 2021 and 2020. The Company matches 60% of the first 6% of eligible compensation contributed to the Plan each payroll period. Participants age 50 and over may make unmatched “catch-up” deferrals in accordance with Internal Revenue Code (IRC) regulations and limitations, not to exceed the dollar amount allowed by law, which was $6,500 for both years ended December 31, 2021 and 2020. Participants may also contribute amounts representing distributions (rollovers) from other tax-favored plans.

(c)	Participant Accounts

Each participant account is credited with the participant’s contributions, allocations of the Company’s matching contribution and profit sharing contribution (if any), earnings or losses and administrative expenses as applicable. Earnings of the various funds are allocated to the participant balances according to the ratio that a participant’s account balance or shares held in a given fund bears to the total of all account balances or shares held in the fund.

(d)	Vesting

Participant contributions and the Company’s matching contributions are immediately fully vested. A participant shall become fully vested in his or her entire accrued benefit upon the participant’s Normal Retirement Date, death, or Total Disability as defined by the Plan. Except for any protected vesting provision on account of plan merger, the Company’s profit sharing contributions, for participants whose employment terminates prior to his or her Normal Retirement Date for reasons other than death or total disability shall vest in accordance with the following schedule:

Vested
Years of service	percentage
Less than 2 years	0%
2	25
3	50
4	75
5 or more	100

Any non-vested amounts in a terminated participant’s account will be forfeited in accordance with Plan provisions and used in the following sequence: first, to make any Plan contributions due to participants that have returned from qualified military service that are consistent with applicable law and the terms of the Plan; second, to make any Plan contributions required to correct administrative errors; third, to reduce matching contributions otherwise payable by the Company in the year that the forfeiture first becomes available; fourth, to restore previously forfeited account balances, if any; and fifth, to reduce matching contributions in the following year. During 2021 and 2020, forfeitures in the amounts of $1,768,908 and $1,468,179, respectively, were used in accordance with plan provisions as summarized above. As of December 31, 2021 and 2020, forfeited non-vested accounts totaled $80,461 and $10,231, respectively.

5

(e)	Benefit Payments

In accordance with Plan provisions, a participant may elect to receive a distribution of his or her entire vested accrued benefit upon the participant’s separation of service or attainment of age 59 ½. Under certain other conditions, such as for financial hardships defined by the Plan or temporary distribution provisions during 2020 pursuant to the CARES Act, a participant may request a distribution of his or her contributions.

In general, for distributions other than for financial hardship or withdrawal of employee after-tax contributions, the method of payment shall be based on the participant’s election and may be made in the form of a single sum payment (cash or direct transfer to an Individual Retirement Account (IRA) or tax-favored plan that accepts the transfer), installments, or partial distribution (if vested account exceeds $5,000). A participant may also elect a combination of cash lump-sum payment and direct transfer. Distributions shall be made in cash or in-kind in accordance with the participant’s election and Plan provisions.

(f)	Notes Receivable from Participants

In accordance with provisions of the Plan’s Loan Program, loans to participants may be made in an amount not less than $1,000 and not to exceed the lesser of 50% of the participant’s vested account balance, or $50,000 reduced by the highest outstanding balance during the previous 12 months. Participants may only have one loan outstanding at a time. Such loans are collateralized by the participant’s vested balance in the Plan and bear the prevailing interest rate used by lending institutions for loans made under similar circumstances. Interest rates ranged from 4.25% to 9.25% and maturity dates ranged from January 2021 to September 2036 as of December 31, 2021. The terms of these loans cannot exceed five years except that if the loan is used to purchase the principal residence of the participant, the loan term may be extended for up to a period of 15 years. Principal and interest are paid ratably through payroll deductions.

(g)	Plan Termination

The Company has not expressed any intent to terminate the Plan; however, it may do so at any time, subject to the provisions of ERISA. In the event of Plan termination, participants automatically become fully vested in their accrued benefits.

(2)	Significant Accounting Policies

(a)	Basis of Presentation

The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the statements of net assets available for benefits and the additions and deductions in the statements of changes in net assets available for benefits, as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

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(c)	Investment Valuation and Income Recognition

Investment securities are carried at fair value. Refer to Note 3 for a discussion of fair value measurements. Purchases and sales of investments are recorded on a settlement-date basis, which does not materially differ from trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation or depreciation in fair value of investments includes both realized and unrealized gains and losses.

(d)	Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. If a participant ceases to make loan repayments and the plan administrator deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

(e)	Payment of Participant Benefits

Participant benefits are recorded when paid.

(f)	Administrative Expenses

A portion of the administrative expenses of the Plan are paid by participants, and a portion is paid by the Company. A participant’s share of the administrative expense is charged on a per capita basis and allocated quarterly. Individual expenses, such as loan and Individually Directed Account (IDA) fees, are charged to the applicable participant accounts based on whether a participant takes advantage of certain Plan features. For example, the Plan’s service providers charge a fee for processing loan applications and IDA transactions.

(g)	Risks and Uncertainties

The Plan provides for various investment options in money market funds, mutual funds, common stocks, corporate debt, and government securities. Investment securities are exposed to various risks such as interest rate, market, and credit. Due to the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the various risk factors, in the near term, could materially affect participants’ account balances and the amounts reported in the financial statements.

In January 2020, the World Health Organization ("WHO") announced a global health emergency due to COVID-19 and subsequently, in March 2020, the WHO classified the emergency as a pandemic (the "Pandemic"). The Pandemic has triggered volatility in financial markets and an overall negative impact on the global economy. However, because the values of the Plan's individual investments have and will fluctuate in response to changing market conditions, the amount of losses that could be recognized in subsequent periods, if any, cannot be determined. The full impact of the Pandemic continues to evolve as of the date of this report.

(h)	Concentrations

Investment in the common stock of RBC comprises 7.1% and 6.5% of the Plan’s investments as of December 31, 2021 and 2020, respectively.

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(3)	Fair Value Measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Plan considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. The inputs used in valuation techniques are prioritized as follows:

●	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

●	Level 2: Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets

●	Quoted prices for identical or similar assets or liabilities in inactive markets

●	Inputs other than quoted prices that are observable for the asset or liability

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

●	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

If the determination of fair value measurement for a particular asset or liability is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used as of December 31, 2021 and 2020.

Mutual funds and cash equivalents: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end.

U.S. Government securities: Valued using quoted prices and other inputs directly or indirectly observable for the asset. Prices for securities without market feeds are obtained through a third-party valuation source.

Common and preferred stock: Valued at the closing prices reported in active markets on which the individual securities are traded. Prices for securities without market feeds are obtained through a third-party valuation source using quoted prices.

Corporate debt: Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings.

Partnerships: Valued at the closing prices reported in active markets on which the individual securities are traded.

Other assets: Primarily consist of municipal bonds, which are valued by third-party vendors based on observable market inputs.

8

Common collective trust fund: Valued at the NAV of units of the collective trust. The NAV, as provided by the trustee of the common collective trust fund, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investments for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of a collective trust, the issuer reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair values of certain financial instruments could result in a different fair value measurement at the reporting date.

As of December 31, 2021 and 2020, the Plan’s investments measured at fair value on a recurring basis consisted of the following instruments and classifications within the fair value hierarchy:

	Fair value measurement as of
	December 31, 2021
Asset Type	Level 1	Level 2	Level 3		Total
Cash and cash equivalents	$109,371,443	$10,574		$—	$109,382,017
U.S. Government securities	—	681,684		—	681,684
Mutual funds	719,735,291	—		—	719,735,291
Common stock	148,259,206	35,395			148,294,601
Preferred stock	1,48,259,206	—		—	1,331,479
Corporate debt	—	1,237,654		—	1,237,654
Partnerships	100,853	—		—	100,853
Other assets	—	76,011		—	76,011
Total assets in the fair value hierarchy	978,798,272	2,041,318		—	980,839,590
Investments measured at net asset value (1)	—			—	527,961,459
Total investments, at fair value	$978,798,272	$2,041,318	$		$1,508,801,049

	Fair Value Measurement as of
	December 31, 2020
Asset Type	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$126,286,051	$—	$—	$126,286,051
U.S. Government securities	—	630,523	—	630,523
Mutual funds	692,182,643	—	—	692,182,643
Common stock	120,736,222	5		120,736,227
Preferred stock	1,367,734	—	—	1,367,734
Corporate debt	—	302,884	—	302,884
Partnerships	214,865	—	—	214,865
Other assets	—	31,564	—	31,564
Total assets in the fair value hierarchy	940,787,515	964,976		941,752,491
Investments measured at net asset value (1)	—	—	—	360,784,282
Total investments, at fair value	$940,787,515	$964,976	$	$1,302,536,773

(1)	Investments that are measured at fair value using the net asset value per share practical expedient have not been classified in the fair value hierarchy.

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(4)	Party-in-Interest Transactions

Certain Plan investments are shares of City National Rochdale (CNR) Mutual Funds managed by CNR and shares of common stock of RBC. CNR is a wholly owned subsidiary of CNB, which is an indirect, wholly-owned subsidiary of RBC, and thus, these are party-in-interest transactions.

(5)	Income Taxes

The Company received a favorable tax determination letter on May 8, 2017 from the IRS stating that the Plan is qualified under IRC Section 401(a) and that the Trust is exempt from federal income taxes under provisions of Section 501(a). Although the determination received in 2017 did not include Plan amendments executed after January 7, 2016, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

U.S. GAAP requires plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has concluded that as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan may be subject to audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

(6)	Subsequent Events

Effective January 1, 2022, the Plan was amended and restated for mandated changes in accordance with the SECURE Act (e.g., change to the required minimum distribution beginning date) and for (2) provisions of the CARES Act that were previously approved by the Plan’s Benefits Committee. The Plan amendments also include changes effective January 1, 2022 to: (1) increase the Company 401(k) match from 60% to 75% of the first 6% of eligible compensation contributed in a payroll period, (2) increase the maximum employer contribution cap from 8% to 8.75% of Net Profit to neutralize the profit sharing contribution impact of an increase to 401(k) match, (3) expand permitted reasons for financial hardship withdrawal to include expenses incurred on account of disasters declared by FEMA, and (4) modify the partial distribution option upon termination of employment for improved participant flexibility.

On January 18, 2022, Plan assets on behalf of 54 LMCG participants transferred to a newly established LMCG 401(k) plan.

Effective March 31, 2022, MCC ceased to be a Participating Employer under the Plan. Account balances of participating MCC employees remain assets of the Plan.

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CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	CASH EQUIVALENTS

*	City National Rochdale Govt MMkt Svc	1,406,021	City National Rochdale Govt MMkt Svc	^	1,406,021
	CNB Cash	249	CNB Cash	^	249
	Fidelity® Government Cash Reserves	88,706	Fidelity® Government Cash Reserves	^	88,706
	Pershing Money Market Account	106,742	Pershing Money Market Account	^	106,742
	Schwab Cash Account	75,029	Schwab Cash Account	^	18,969
	Schwab Value Advantage Money Fund Inv	75,029	Schwab Value Advantage Money Fund Inv	^	75,029
	TD Asset Management Money Market Portfolio	11,015,089	TD Asset Management Money Market Portfolio	^	11,015,090
	Vanguard Federal Money Market Investor	96,660,637	Vanguard Federal Money Market Investor	^	96,660,637
			TOTAL CASH EQUIVALENTS		109,371,443

	SAVINGS AND CD'S
	BP Cap Markets America	10,000	BP Cap Markets America	^	10,574
			TOTAL SAVINGS AND CD'S		10,574

	GOVERNMENT SECURITIES
	Fannie Mae Al5866	9,575	Fannie Mae Al5866	^	9,600
	FFCB Note	25,000	FFCB Note	^	24,349
	FHLMC Note	10,000	FHLMC Note	^	9,739
	FHLMC Note	30,000	FHLMC Note	^	28,908
	FNMA Note	10,000	FNMA Note	^	10,040
	FNMA Note	10,000	FNMA Note	^	10,377
	FNMA Note	30,000	FNMA Note	^	31,371
	FNMA Note	45,000	FNMA Note	^	45,924
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	25,736
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	31,147
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	25,971
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	30,158
	US Treasury Note/Bond	50,000	US Treasury Note/Bond	^	50,623
	US Treasury Note/Bond	10,000	US Treasury Note/Bond	^	10,428
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	20,290
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	20,567
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	21,152
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	20,192
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	20,338
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,409
	US Treasury Note/Bond	20,000	US Treasury Note/Bond	^	19,377
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	25,624
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	25,273
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	30,379
	US Treasury Note/Bond	35,000	US Treasury Note/Bond	^	36,442
	US Treasury Note/Bond	10,000	US Treasury Note/Bond	^	9,829
	US Treasury Note/Bond	15,000	US Treasury Note/Bond	^	14,363
	US Treasury Note/Bond	25,000	US Treasury Note/Bond	^	24,322
	US Treasury Note/Bond	30,000	US Treasury Note/Bond	^	29,756
			TOTAL GOVERNMENT SECURITIES		681,684

	CORPORATE OBLIGATIONS
	3M Company	24,000	3M Company	^	25,615
	Abbvie Inc	20,000	Abbvie Inc	^	21,255
	Alcan Incorporated	15,000	Alcan Incorporated	^	20,731
	Alphabet Inc	28,000	Alphabet Inc	^	29,453
	America Movil Sab De Cv	10,000	America Movil Sab De Cv	^	13,832
	American Honda Finance	10,000	American Honda Finance	^	10,363
	American Honda Finance	15,000	American Honda Finance	^	15,259
	Anheuser-Busch Inbev Wor	10,000	Anheuser-Busch Inbev Wor	^	11,639
	Apple Inc	20,000	Apple Inc	^	21,456
	AT&T Inc	14,000	AT&T Inc	^	15,527
	AT&T Inc	15,000	AT&T Inc	^	15,314
	Bank Of America Corp	20,000	Bank Of America Corp	^	20,987
	BP Capital Markets PLC	20,000	BP Capital Markets PLC	^	21,500

11

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Capital One Financial Co	20,000	Capital One Financial Co	^	20,505
	CBL & Associates Hold	7,811	CBL & Associates Hold	^	7,831
	CBL & Associates LP Escrow	27,000	CBL & Associates LP Escrow	^	0
	Charles Schwab Corp	20,000	Charles Schwab Corp	^	19,564
	Citigroup Inc	14,000	Citigroup Inc	^	15,609
	Citigroup Inc	15,000	Citigroup Inc	^	15,675
	Citigroup Inc	25,000	Citigroup Inc	^	24,173
	Comcast Corp	15,000	Comcast Corp	^	17,047
	Comcast Corp	20,000	Comcast Corp	^	21,828
	Conoco Phillips Corp	10,000	Conoco Phillips Corp	^	14,154
	Credit Suisse Usa Inc	15,000	Credit Suisse Usa Inc	^	21,316
	Dowdupont Inc	12,000	Dowdupont Inc	^	13,910
	DowDupont Inc	15,000	DowDupont Inc	^	15,868
	Duke Energy Carolinas	15,000	Duke Energy Carolinas	^	15,261
	Energy Transfer Operatng	40,000	Energy Transfer Operatng	^	42,704
	Enterprise Products Oper	14,000	Enterprise Products Oper	^	15,702
	EOG Resources Inc	20,000	EOG Resources Inc	^	21,069
	Equinor Asa	32,000	Equinor Asa	^	33,409
	General Motors Co	22,000	General Motors Co	^	25,338
	General Motors Finl Co	10,000	General Motors Finl Co	^	11,023
	Goldman Sachs Group Inc	16,000	Goldman Sachs Group Inc	^	16,986
	Honeywell International	8,000	Honeywell International	^	8,000
	JC Penney Corp Inc	20,000	JC Penney Corp Inc	^	0
	Jefferies Grp LLC / Cap	10,000	Jefferies Grp LLC / Cap	^	11,097
	Johnson & Johnson SR NT	18,000	Johnson & Johnson SR NT	^	18,786
	JPMorgan Chase & Co	15,000	JPMorgan Chase & Co	^	15,982
	JPMorgan Chase & Co	15,000	JPMorgan Chase & Co	^	17,023
	Kansas City Southern	24,000	Kansas City Southern	^	24,877
	Kla-Tencor Corp	10,000	Kla-Tencor Corp	^	10,839
	Lowe's Companies Inc	15,000	Lowe's Companies Inc	^	15,031
	Lowe's Cos Inc	28,000	Lowe's Cos Inc	^	29,161
	Mitsubishi UFJ Fin Grp	10,000	Mitsubishi UFJ Fin Grp	^	10,689
	Morgan Stanley	10,000	Morgan Stanley	^	14,249
	Morgan Stanley	25,000	Morgan Stanley	^	25,865
	National Rural Util Coop	20,000	National Rural Util Coop	^	21,585
	Oracle Corp	32,000	Oracle Corp	^	32,790
	Pepsi Co	26,000	Pepsi Co	^	27,404
	Pfizer Inc	10,000	Pfizer Inc	^	11,014
	Procter & Gamble Co/The	18,000	Procter & Gamble Co/The	^	19,610
	Qwest Corporation	25,000	Qwest Corporation	^	29,237
	Santander UK PLC	15,000	Santander UK PLC	^	15,903
	Shell International Fin	20,000	Shell International Fin	^	22,368
	Sumitomo Mitsui Finl Grp	26,000	Sumitomo Mitsui Finl Grp	^	26,448
	United Technologies Corp	26,000	United Technologies Corp	^	29,102
	Unitedhealth Group Inc	34,000	Unitedhealth Group Inc	^	34,585
	Verizon Communications	30,000	Verizon Communications	^	28,137
	ViacomCBS Inc	14,000	ViacomCBS Inc	^	15,568
	Walmart Inc	22,000	Walmart Inc	^	24,647
	Wells Fargo & Company	20,000	Wells Fargo & Company	^	21,711
	Wells Fargo & Company	22,000	Wells Fargo & Company	^	23,192
	Wells Fargo & Company	20,000	Wells Fargo & Company	^	20,851
			TOTAL CORPORATE OBLIGATIONS		1,237,654

	PREFERRED STOCKS
	Agnc Investment 7% Pfd Pfd Ser C	1,000	Agnc Investment 7% Pfd Pfd Ser C	^	25,710
	Annaly Capita 6.95% Pfd Ser F	100	Annaly Capita 6.95% Pfd Ser F	^	2,558
	Anthracite Capital Inc 9.375 (delisted 12/03/19)	1,000	Anthracite Capital Inc 9.375 (delisted 12/03/19)	^	0
	Assoc Banc Corp 5.875	1,500	Assoc Banc Corp 5.875	^	40,395
	Bank Of America Corp	10,000	Bank Of America Corp	^	268,200
	Bank Of America Corp 5.875%	1,500	Bank Of America Corp 5.875%	^	39,495

12

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Citigroup Capital XIII 7.875 10/30/2040	1,000	Citigroup Capital XIII 7.875 10/30/2040	^	27,900
	Citizens Financial Group	2,000	Citizens Financial Group	^	52,940
	Fifth Third Bancorp 6%	1,326	Fifth Third Bancorp 6%	^	34,768
	First Midwest Bancorp 7 (delisted 02/16/22)	505	First Midwest Bancorp 7 (delisted 02/16/22)	^	14,211
	Gaslog Partners LP 8.5	150	Gaslog Partners LP 8.5	^	3,876
	Istar Finl Inc Pfd Ser D	2,000	Istar Finl Inc Pfd Ser D	^	52,000
	JPMorgan Chase SER DD	1,000	JPMorgan Chase SER DD	^	26,880
	Keycorp	2,000	Keycorp	^	54,440
	Morgan Stanley 7.125	1,000	Morgan Stanley 7.125	^	27,650
	New Residential Inv Corp 6.375	100	New Residential Inv Corp 6.375	^	2,316
	Peoples United Financial Inc Pfd Ser A (delisted 04/05/22)	1,834	Peoples United Financial Inc Pfd Ser A (delisted 04/05/22)	^	51,077
	Regions Financial Corporation Dep Shs Repstg	960	Regions Financial Corporation Dep Shs Repstg	^	27,753
	Southern Co 4.95 1/30/2080	7,000	Southern Co 4.95 1/30/2080	^	189,770
	SVB Financial Group	2,500	SVB Financial Group	^	67,175
	Truist Financial Corp	2,000	Truist Financial Corp	^	55,560
	Wells Fargo & Company 7.5%	179	Wells Fargo & Company 7.5%	^	266,805
			TOTAL PREFERRED STOCKS		1,331,479

	COMMON STOCKS
	1933 Industries Inc	500	1933 Industries Inc	^	15
	1Pm Industries Inc	1,500,000	1Pm Industries Inc	^	2
	23andMe Holding Co	975	23andMe Holding Co	^	6,493
	2seventy Bio Inc	16	2seventy Bio Inc	^	410
	3-D Systems Corp	111	3-D Systems Corp	^	2,391
	3m Co.	75	3m Co.	^	13,395
	Abb Ltd Spons ADR	200	Abb Ltd Spons ADR	^	7,634
	Abbott Laboratories	257	Abbott Laboratories	^	36,157
	Abbvie Inc	535	Abbvie Inc	^	72,487
	Abcellera Biologics Inc	1,000	Abcellera Biologics Inc	^	14,300
	Accenture PLC	429	Accenture PLC	^	177,826
	Accuray Inc	100	Accuray Inc	^	477
	Acreage Holdings Sub Vtg E	14	Acreage Holdings Sub Vtg E	^	24
	Acreage Holdings-Sub Vtg D	6	Acreage Holdings-Sub Vtg D	^	7
	Activision Blizzard Inc	50	Activision Blizzard Inc	^	3,326
	Adobe Inc	457	Adobe Inc	^	259,146
	Advance Auto Parts Inc	22	Advance Auto Parts Inc	^	5,277
	Advanced Micro Devices	2,782	Advanced Micro Devices	^	400,330
	Advaxis Inc	23	Advaxis Inc	^	4
	Adyen Nv-Unspon ADR	1,000	Adyen Nv-Unspon ADR	^	26,320
	Aercap Holdings NV	500	Aercap Holdings NV	^	32,710
	Aerovironment Inc	5	Aerovironment Inc	^	310
	Affirm Holdings Inc	50	Affirm Holdings Inc	^	5,028
	Aflac Inc	308	Aflac Inc	^	17,976
	Agilent Technologies	21	Agilent Technologies	^	3,353
	Agios Pharmaceuticals Inc	100	Agios Pharmaceuticals Inc	^	3,287
	AGNC Investment Corp	6,379	AGNC Investment Corp	^	95,947
	Agnico-Eagle Mines Ltd F	21	Agnico-Eagle Mines Ltd F	^	1,100
	Aileron Therapeutics Inc	10,000	Aileron Therapeutics Inc	^	5,629
	Airbnb Inc Class A	216	Airbnb Inc Class A	^	35,962
	Akamai Technologies	432	Akamai Technologies	^	50,561
	Akero Therapeutics Inc	50	Akero Therapeutics Inc	^	1,058
	Akoustis Technologies Inc	150	Akoustis Technologies Inc	^	1,002
	Akoya Biosciences Inc	360	Akoya Biosciences Inc	^	5,512
	Alarm.Com Holdings Inc	20	Alarm.Com Holdings Inc	^	1,696
	Albemarle Corp	5	Albemarle Corp	^	1,169
	Albertsons Cos Inc - Class A	125	Albertsons Cos Inc - Class A	^	3,774
	Alcoa Inc	25	Alcoa Inc	^	1,490
	Aleafia Health Inc	250	Aleafia Health Inc	^	26
	Alector Inc	50	Alector Inc	^	1,033
	Alfi Inc	1,500	Alfi Inc	^	3,450
	Algonquin Power & Utilities	325	Algonquin Power & Utilities	^	4,699
	Alibaba Group Holding-Sp ADR	641	Alibaba Group Holding-Sp ADR	^	76,144

13

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Allied Corp	480	Allied Corp	^	850
	Allogene Therapeutics Inc	400	Allogene Therapeutics Inc	^	5,968
	Allstate Corp	5	Allstate Corp	^	588
	Ally Financial Inc	1,874	Ally Financial Inc	^	89,221
	Alphabet Inc CL A	145	Alphabet Inc CL A	^	420,071
	Alphabet Inc Cl C	25	Alphabet Inc Cl C	^	72,340
	Alpine 4 Holdings Inc	200	Alpine 4 Holdings Inc	^	384
	Alt Hse Cannabis Inc	36	Alt Hse Cannabis Inc	^	0
	Alteryx Inc - Class A	1,027	Alteryx Inc - Class A	^	62,133
	Altria Group Inc	1,258	Altria Group Inc	^	59,619
	Altus Power Inc	510	Altus Power Inc	^	5,329
	Alussa Energy Acquisition Corp	250	Alussa Energy Acquisition Corp	^	2,795
	Alzamend Neuro Inc	2,000	Alzamend Neuro Inc	^	3,800
	Amarin Corporation Plc -ADR	877	Amarin Corporation Plc -ADR	^	2,955
	Amazon Com Inc	373	Amazon Com Inc	^	1,243,709
	Amazonas Florestal Ltd	500,000	Amazonas Florestal Ltd	^	250
	Ambarella Inc	55	Ambarella Inc	^	11,159
	AMC Entertainment Hlds-Cl A	3,649	AMC Entertainment Hlds-Cl A	^	99,253
	Amdocs Ltd	45	Amdocs Ltd	^	3,368
	Amerco	2	Amerco	^	1,452
	American Airlines Group Inc	6,617	American Airlines Group Inc	^	118,841
	American Eagle Outfitters	601	American Eagle Outfitters	^	15,208
	American Electric Power Co	485	American Electric Power Co	^	43,154
	American Express Co.	231	American Express Co.	^	37,821
	American Green Inc	165,000	American Green Inc	^	413
	American Homes 4 Rent- A	100	American Homes 4 Rent- A	^	4,361
	American International Group	500	American International Group	^	28,430
	American Water Works Co Inc	497	American Water Works Co Inc	^	93,951
	American Xtal Tech Inc.	100	American Xtal Tech Inc.	^	881
	Amesite Inc	39	Amesite Inc	^	40
	Amgen Inc	10	Amgen Inc	^	2,321
	Amico Games Corp (delisted 11/10/14)	250	Amico Games Corp (delisted 11/10/14)	^	0
	Ammo Inc	550	Ammo Inc	^	2,997
	Analog Devices Inc	39	Analog Devices Inc	^	6,819
	Anglo American Plat-Spon ADR	25	Anglo American Plat-Spon ADR	^	483
	Anglogold Ltd Adr	583	Anglogold Ltd Adr	^	12,237
	Anheuser Busch Inbev	29	Anheuser Busch Inbev	^	1,742
	Anixa Biosciences Inc	1,300	Anixa Biosciences Inc	^	3,861
	Annaly Capital Management Inc	21,361	Annaly Capital Management Inc	^	167,045
	Anthem Inc	5	Anthem Inc	^	2,318
	Aon PLC	220	Aon PLC	^	66,123
	APA Corporation	4,600	APA Corporation	^	123,694
	Apollo Investment Corp	122	Apollo Investment Corp	^	1,559
	Apple Inc	20,680	Apple Inc	^	3,672,089
	Applied Dna Sciences Inc	1,500	Applied Dna Sciences Inc	^	6,030
	Applied Material	840	Applied Material	^	132,139
	Applied Uv Inc	500	Applied Uv Inc	^	1,350
	Applovin Corp Class A	50	Applovin Corp Class A	^	4,713
	Aquabounty Technologies Inc	1	Aquabounty Technologies Inc	^	2
	Arbor Realty Trust Inc	885	Arbor Realty Trust Inc	^	16,220
	Archer Daniels Midland	100	Archer Daniels Midland	^	6,759
	Ardelyx Inc	407	Ardelyx Inc	^	448
	Arena Pharmaceuticals (acquired 03/14/22)	45	Arena Pharmaceuticals (acquired 03/14/22)	^	4,182
	Ares Capital Corp	26,887	Ares Capital Corp	^	569,737
	Ares Management Corp	4	Ares Management Corp	^	337
	Arista Networks Inc	80	Arista Networks Inc	^	11,500
	Armour Residential Reit Inc	33	Armour Residential Reit Inc	^	324
	Artemis Gold Inc	100	Artemis Gold Inc	^	548
	Arthur J Gallagher	196	Arthur J Gallagher	^	33,255
	Artificial Intelligence Tech	30,520	Artificial Intelligence Tech	^	461
	Artistdirect Inc (Delisted 8/5/2009)	80	Artistdirect Inc (Delisted 8/5/2009)	^	0
	Asana Inc Cl A	50	Asana Inc Cl A	^	3,727

14

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Ascot Resources Ltd	200	Ascot Resources Ltd	^	192
	Asia Broadband Inc	23,584	Asia Broadband Inc	^	3,821
	Asml Holding Nv	126	Asml Holding Nv	^	100,357
	AST SpaceMobile Inc	122	AST SpaceMobile Inc	^	969
	Astra Space Inc	73	Astra Space Inc	^	506
	Astrazeneca Plc Sponsored Adr	50	Astrazeneca Plc Sponsored Adr	^	2,912
	Astro Aerospace Ltd	16	Astro Aerospace Ltd	^	14
	AT&T Inc	5,169	AT&T Inc	^	127,158
	Atreca Inc A	100	Atreca Inc A	^	303
	Auburn Natl Bancorporation	2,235	Auburn Natl Bancorporation	^	72,190
	Aurora Cannabis Inc	17	Aurora Cannabis Inc	^	92
	Aurora Innovation Inc	300	Aurora Innovation Inc	^	3,378
	Australian Goldfields Ltd	240	Australian Goldfields Ltd	^	18
	Autodesk Inc	10	Autodesk Inc	^	2,812
	Automatic Data Processing	4	Automatic Data Processing	^	1,018
	Auxly Cannabis Group Inc	6,480	Auxly Cannabis Group Inc	^	927
	Avangrid Inc	575	Avangrid Inc	^	28,681
	Aveo Pharmaceuticals Inc	4,210	Aveo Pharmaceuticals Inc	^	19,745
	Aviat Networks Inc	32	Aviat Networks Inc	^	1,027
	Axon Enterprise Inc	10	Axon Enterprise Inc	^	1,570
	Axos Financial Inc	1	Axos Financial Inc	^	56
	Axsome Therapeutics Inc	400	Axsome Therapeutics Inc	^	15,112
	Azek Co Inc/The	190	Azek Co Inc/The	^	8,786
	Azenta Inc	10	Azenta Inc	^	1,031
	B Riley Financial Inc	25	B Riley Financial Inc	^	2,221
	Backblaze Inc A	100	Backblaze Inc A	^	1,689
	Baidu Inc	10	Baidu Inc	^	1,488
	Banco Bilbao Vizcaya ADR	1	Banco Bilbao Vizcaya ADR	^	6
	Banco Macro SA - ADR	1	Banco Macro SA - ADR	^	14
	Banco Santander Adr	1,101	Banco Santander Adr	^	3,622
	Bank Of America Corp	6,917	Bank Of America Corp	^	307,752
	Barclays Plc ADR	101	Barclays Plc ADR	^	1,045
	Barrick Gold Corp	435	Barrick Gold Corp	^	8,272
	Bausch Health Cos Inc	1,472	Bausch Health Cos Inc	^	40,642
	Bce Inc Com	564	Bce Inc Com	^	29,351
	Beam Therapeutics Inc	65	Beam Therapeutics Inc	^	5,180
	Bed Bath And Beyond Inc	1	Bed Bath And Beyond Inc	^	15
	Belo Sun Mining Corp	1,000	Belo Sun Mining Corp	^	467
	Benton Resources Inc	700	Benton Resources Inc	^	91
	Berkshire Hathaway Inc Cl B	1,025	Berkshire Hathaway Inc Cl B	^	306,475
	Best Buy Co	11	Best Buy Co	^	1,118
	Beyond Meat Inc	1,342	Beyond Meat Inc	^	87,445
	BHP Limited	6	BHP Limited	^	362
	Bigcommerce Holdings-Ser 1	200	Bigcommerce Holdings-Ser 1	^	7,074
	Bigg Digital Assets Inc	200	Bigg Digital Assets Inc	^	165
	Biogen Inc	5	Biogen Inc	^	1,200
	Bionano Genomics Inc	12,723	Bionano Genomics Inc	^	38,042
	Biosig Technologies Inc	5,000	Biosig Technologies Inc	^	11,150
	Bio-Techne Corp	1	Bio-Techne Corp	^	517
	Bit Digital Inc	250	Bit Digital Inc	^	1,520
	Bitcoin Services Inc (delisted 07/29/21)	6,000	Bitcoin Services Inc (delisted 07/29/21)	^	0
	Bitfarms Ltd	635	Bitfarms Ltd	^	3,207
	Black Iron Inc	20,000	Black Iron Inc	^	3,803
	Blackberry Ltd	13,075	Blackberry Ltd	^	122,251
	BlackRock 2001 Term Tr Inc	37	BlackRock 2001 Term Tr Inc	^	34,127
	Blackstone Inc	6,585	Blackstone Inc	^	851,988
	Blink Charging Co	37	Blink Charging Co	^	981
	Block Inc A	14,800	Block Inc A	^	2,390,348
	Bloom Energy Corp- A	325	Bloom Energy Corp- A	^	7,127
	Bluebird Bio Inc	49	Bluebird Bio Inc	^	490
	BMW Sponsored ADR	35	BMW Sponsored ADR	^	1,169
	Boeing Company	988	Boeing Company	^	198,904

15

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Bombardier Inc. Cl B	1,150	Bombardier Inc. Cl B	^	1,518
	Borg Warner Automotive Inc	206	Borg Warner Automotive Inc	^	9,275
	Boss Energy Ltd	125	Boss Energy Ltd	^	203
	Boston Beer Co Inc A	41	Boston Beer Co Inc A	^	20,709
	Boyd Gaming Corp	195	Boyd Gaming Corp	^	12,786
	Bp Plc Spons Adr	1,549	Bp Plc Spons Adr	^	41,250
	Brewbilt Brewing Co	9,167	Brewbilt Brewing Co	^	32
	Brickell Biotech Inc	500	Brickell Biotech Inc	^	114
	Bristol-Myers Squibb Co	202	Bristol-Myers Squibb Co	^	12,588
	Brookfield Infrastructure Corp Vtg Shs A	45	Brookfield Infrastructure Corp Vtg Shs A	^	3,072
	Bruker Corp	15	Bruker Corp	^	1,260
	BTCS Inc	20	BTCS Inc	^	63
	Bumble Inc-A	30	Bumble Inc-A	^	1,016
	Butterfly Network Inc	580	Butterfly Network Inc	^	3,880
	BYD Co Ltd H	75	BYD Co Ltd H	^	2,565
	C3.Ai Inc A	1,178	C3.Ai Inc A	^	36,812
	Cadence Design Systems Inc	5	Cadence Design Systems Inc	^	932
	Cadiz Inc	750	Cadiz Inc	^	2,895
	Callaway Golf Co.	383	Callaway Golf Co.	^	10,510
	Cameco Corp	50	Cameco Corp	^	1,091
	Camping World Holdings Inc-A	60	Camping World Holdings Inc-A	^	2,424
	Canada Goose Holdings Inc	545	Canada Goose Holdings Inc	^	20,198
	Canadian Pacific Railway	14	Canadian Pacific Railway	^	1,007
	Cannabix Technologies Inc	65	Cannabix Technologies Inc	^	27
	Cannlabs Inc	550	Cannlabs Inc	^	18
	Canopy Growth Corp	1,177	Canopy Growth Corp	^	10,275
	Capital One Financial Corp Com	70	Capital One Financial Corp Com	^	10,156
	Capri Holdings Ltd	250	Capri Holdings Ltd	^	16,227
	Capricor Therapeutics Inc	1	Capricor Therapeutics Inc	^	3
	Carbon Streaming Corp	400	Carbon Streaming Corp	^	5,260
	Caretrust REIT Inc	75	Caretrust REIT Inc	^	1,712
	CarLotz Inc	375	CarLotz Inc	^	851
	Carnival Corp.	2,909	Carnival Corp.	^	58,529
	CarParts.com Inc	25	CarParts.com Inc	^	280
	Carrier Global Corp	390	Carrier Global Corp	^	21,157
	Caterpillar Inc	130	Caterpillar Inc	^	26,909
	Cazoo Group Ltd	100	Cazoo Group Ltd	^	603
	Cbak Energy Technology Inc	3,000	Cbak Energy Technology Inc	^	4,680
	Cbl & Associates Properties	945	Cbl & Associates Properties	^	29,484
	Cenntro Electric Group Ltd (cenn 01/14/22)	0	Cenntro Electric Group Ltd (cenn 01/14/22)	^	2
	Cerence Inc	6	Cerence Inc	^	460
	Cerner Corp	95	Cerner Corp	^	8,823
	CF Acquisition Corp VI Cls A	7	CF Acquisition Corp VI Cls A	^	76
	Champion Iron Ltd	500	Champion Iron Ltd	^	1,990
	Channeladvisor Corp	47	Channeladvisor Corp	^	1,160
	ChargePoint Holdings Inc	488	ChargePoint Holdings Inc	^	9,296
	Charles Riv Labs Intl	303	Charles Riv Labs Intl	^	114,164
	Charles Schwab Corporation	325	Charles Schwab Corporation	^	27,295
	Charlottes Web Holdings Inc	150	Charlottes Web Holdings Inc	^	153
	Chart Industries Inc	10	Chart Industries Inc	^	1,595
	Charter Communications New Cl A	5	Charter Communications New Cl A	^	3,260
	Chegg Inc	220	Chegg Inc	^	6,754
	Chemesis International Inc	2,500	Chemesis International Inc	^	394
	Chevron Corp	1,214	Chevron Corp	^	142,426
	Chewy Inc - Class A	382	Chewy Inc - Class A	^	22,527
	Chimera Investment Corp	588	Chimera Investment Corp	^	8,872
	China Evergrande Group	2,000	China Evergrande Group	^	394
	Chineseinvestors.Com Inc	2,500	Chineseinvestors.Com Inc	^	1
	Chipotle Mexican Grill - Cl A	8	Chipotle Mexican Grill - Cl A	^	13,986
	Cigna Corp	26	Cigna Corp	^	5,970
	Cincinnatti Financial Corp	305	Cincinnatti Financial Corp	^	34,749
	Cinemark Holdings Inc	1,172	Cinemark Holdings Inc	^	18,893

16

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Cintas Corp	294	Cintas Corp	^	130,292
	Cirrus Logic Inc	20	Cirrus Logic Inc	^	1,840
	Cisco Systems Inc	2,403	Cisco Systems Inc	^	152,305
	Citigroup Inc	82	Citigroup Inc	^	4,978
	Citizens Financial Group	598	Citizens Financial Group	^	28,273
	Clearway Energy Inc CL C	138	Clearway Energy Inc CL C	^	4,964
	Cleveland Cliffs Inc	1,500	Cleveland Cliffs Inc	^	32,655
	Clorox Co.	7	Clorox Co.	^	1,234
	Cloudflare Inc Class A	51	Cloudflare Inc Class A	^	6,706
	Clover Health Investments Corp	2,800	Clover Health Investments Corp	^	10,416
	Clovis Oncology Inc	3,000	Clovis Oncology Inc	^	8,130
	CME Group Inc	346	CME Group Inc	^	79,047
	Coca Cola Consolidated Inc	3	Coca Cola Consolidated Inc	^	1,858
	Coca-Cola Company	2,336	Coca-Cola Company	^	138,293
	Co-Diagnostics Inc	150	Co-Diagnostics Inc	^	1,340
	Cognex Corp	70	Cognex Corp	^	5,443
	Coinbase Global Inc -Class A	385	Coinbase Global Inc -Class A	^	97,162
	Collplant Biotechnologies Lt	11	Collplant Biotechnologies Lt	^	180
	Columbia Bkg Sys Inc.	300	Columbia Bkg Sys Inc.	^	9,816
	Columbia Care Inc	100	Columbia Care Inc	^	286
	Comcast Corp Cl A	3,503	Comcast Corp Cl A	^	176,306
	Community Healthcare Trust I	1,500	Community Healthcare Trust I	^	70,905
	Community Trust Bancorp Inc	269	Community Trust Bancorp Inc	^	11,733
	Compass Pathways Plc	10	Compass Pathways Plc	^	221
	Comstock Resources Inc	200	Comstock Resources Inc	^	1,618
	Conagra Brands Inc	700	Conagra Brands Inc	^	23,905
	Confluent Inc Class A	7	Confluent Inc Class A	^	534
	Conocophillips	905	Conocophillips	^	65,348
	Consolidated Edison	239	Consolidated Edison	^	20,359
	Coppernico Metals Inc	125	Coppernico Metals Inc	^	0
	Core One Labs Inc	2	Core One Labs Inc	^	1
	Corning Inc	250	Corning Inc	^	9,307
	Costar Group Inc	50	Costar Group Inc	^	3,951
	Costco Wholesale Corp-New	677	Costco Wholesale Corp-New	^	384,482
	Coty Inc-Cl A	20	Coty Inc-Cl A	^	210
	Coupang Inc	90	Coupang Inc	^	2,644
	Covetrus Inc	160	Covetrus Inc	^	3,195
	Cowen Inc	632	Cowen Inc	^	22,816
	CPS Technologies Corp	2,000	CPS Technologies Corp	^	7,580
	Credit Suisse Group Spon Adr	1	Credit Suisse Group Spon Adr	^	10
	Cresco Labs Inc Subordinate	85	Cresco Labs Inc Subordinate	^	567
	Crispr Therapeutics AG	18	Crispr Therapeutics AG	^	1,364
	Cronos Group Inc	385	Cronos Group Inc	^	1,509
	Crowdstrike Holdings Inc - A	181	Crowdstrike Holdings Inc - A	^	37,060
	Crown Castle Intl Corp	1,732	Crown Castle Intl Corp	^	361,476
	Cue Health Inc	17	Cue Health Inc	^	228
	Curaleaf Holdings Inc	125	Curaleaf Holdings Inc	^	1,125
	CV Sciences Inc	20,200	CV Sciences Inc	^	2,355
	CVS Health Corp	311	CVS Health Corp	^	32,082
	Cybin Inc	1,360	Cybin Inc	^	1,632
	D R Horton Inc.	6	D R Horton Inc.	^	653
	Daimler Truck Spon ADR	10	Daimler Truck Spon ADR	^	180
	Daimlerchrysler Ag	10	Daimlerchrysler Ag	^	766
	Dakota Territory Resource Co	100	Dakota Territory Resource Co	^	440
	Danaher Corp Del	252	Danaher Corp Del	^	82,911
	Data443 Risk Mitigation Inc (atdsd 03/08/22)	50	Data443 Risk Mitigation Inc (atdsd 03/08/22)	^	55
	Deckers Outdoor Corp	17	Deckers Outdoor Corp	^	6,227
	Deep Rock Oil & Gas Inc (delisted)	101	Deep Rock Oil & Gas Inc (delisted)	^	0
	Deere & Co.	60	Deere & Co.	^	20,586
	Delta Air Lines Inc	667	Delta Air Lines Inc	^	26,058
	Dermtech Inc	220	Dermtech Inc	^	3,476
	Desert Mountain Energy Corp	5,000	Desert Mountain Energy Corp	^	8,250

17

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Designer Brands Inc	2,000	Designer Brands Inc	^	28,420
	Desktop Metal Inc	11	Desktop Metal Inc	^	54
	Deutsche Bank Ag Ord	863	Deutsche Bank Ag Ord	^	10,793
	Deutsche Telekom Ag Sponsored Adr	500	Deutsche Telekom Ag Sponsored Adr	^	9,255
	Devon Energy Corp New	671	Devon Energy Corp New	^	29,558
	Dicks Sporting Goods Inc	50	Dicks Sporting Goods Inc	^	5,756
	Digatrade Financial Corp	101	Digatrade Financial Corp	^	0
	Digihost Technology Inc	500	Digihost Technology Inc	^	2,315
	Digital Turbine Inc	25	Digital Turbine Inc	^	1,525
	Digitalbridge Group Inc	11,020	Digitalbridge Group Inc	^	91,797
	Digitalocean Holdings Inc	230	Digitalocean Holdings Inc	^	18,476
	Discovery Silver Corp	500	Discovery Silver Corp	^	825
	Disney Walt Co	1,695	Disney Walt Co	^	262,518
	District Metals Corp	5,000	District Metals Corp	^	950
	Docusign Inc	61	Docusign Inc	^	9,291
	Dolby Laboratories Inc A	248	Dolby Laboratories Inc A	^	23,615
	Dolly Varden Silver Ltd	200	Dolly Varden Silver Ltd	^	100
	Dominion Energy Inc	331	Dominion Energy Inc	^	26,003
	Domino's Pizza Inc	26	Domino's Pizza Inc	^	14,673
	Dover Corp	65	Dover Corp	^	11,804
	Dow Inc	52	Dow Inc	^	2,949
	Doximity Inc-Class A	60	Doximity Inc-Class A	^	3,008
	Draftkings Inc - Cl A	14,392	Draftkings Inc - Cl A	^	395,348
	Dragon Victory International	1	Dragon Victory International	^	1
	Dropbox Inc Class A	463	Dropbox Inc Class A	^	11,362
	Dufry Ag - ADR	2,000	Dufry Ag - ADR	^	9,910
	Duke Energy Corp	417	Duke Energy Corp	^	43,743
	Dutch Bros Inc-Class A	12	Dutch Bros Inc-Class A	^	611
	DXC Technology Co	40	DXC Technology Co	^	1,288
	Dynavax Technologies Corp	233	Dynavax Technologies Corp	^	3,278
	Ebang International Hldgs-A	200	Ebang International Hldgs-A	^	206
	Ebay Inc	400	Ebay Inc	^	26,600
	Ecolab Inc	50	Ecolab Inc	^	11,729
	Ecosciences Inc	4,000,000	Ecosciences Inc	^	800
	Editas Medicine Inc	50	Editas Medicine Inc	^	1,328
	Edwards Lifesciences	1,397	Edwards Lifesciences	^	180,981
	EHealth Inc	200	EHealth Inc	^	5,100
	Ekso Bionics Holdings Inc	3,000	Ekso Bionics Holdings Inc	^	7,950
	Elanco Animal Health Inc	74	Elanco Animal Health Inc	^	2,100
	Elanco Animal Health Inc	500	Elanco Animal Health Inc	^	0
	Elastic Nv	87	Elastic Nv	^	10,709
	Electrameccanica Vehicles Co	586	Electrameccanica Vehicles Co	^	1,336
	Electric Royalties Ltd	1,000	Electric Royalties Ltd	^	300
	Elektros Inc	750	Elektros Inc	^	574
	Element Solutions Inc	100	Element Solutions Inc	^	2,428
	Elemental Royalties Corp	350	Elemental Royalties Corp	^	457
	Emerald Health Therapeutics	515	Emerald Health Therapeutics	^	23
	Emerson Electric Co	285	Emerson Electric Co	^	26,496
	EMX Royalty Corp	350	EMX Royalty Corp	^	795
	Enbridge Inc	2,573	Enbridge Inc	^	100,541
	Endeavor Group Hold Class A	50	Endeavor Group Hold Class A	^	1,745
	Endeavour Mining Corp	18	Endeavour Mining Corp	^	395
	Energous Corp	25	Energous Corp	^	31
	Enphase Energy Inc	82	Enphase Energy Inc	^	15,001
	Entergy Corp	177	Entergy Corp	^	19,939
	Entheon Biomedical Corp	800	Entheon Biomedical Corp	^	202
	Entourage Health Corp	750	Entourage Health Corp	^	49
	EnviroMetal Technologies Inc	20,000	EnviroMetal Technologies Inc	^	4,790
	Epazz Inc	37,000	Epazz Inc	^	303
	Epizyme Inc	11	Epizyme Inc	^	28
	Equifax Inc.	1	Equifax Inc.	^	293
	Equinix Inc	76	Equinix Inc	^	64,284

18

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Equinox Gold Corp	3,610	Equinox Gold Corp	^	24,404
	Equity Res. Property	26	Equity Res. Property	^	2,375
	Esports Technologies Inc	100	Esports Technologies Inc	^	2,056
	Essex Property Trust Inc	8	Essex Property Trust Inc	^	2,818
	Estee Lauder Cos Cl A	5	Estee Lauder Cos Cl A	^	1,860
	Etsy Inc	43	Etsy Inc	^	9,414
	Eventbrite Inc-Class A	50	Eventbrite Inc-Class A	^	872
	Eversource Energy	360	Eversource Energy	^	32,753
	Everspin Technologies Inc	100	Everspin Technologies Inc	^	1,130
	Exact Sciences Corp	81	Exact Sciences Corp	^	6,304
	Expedia Group Inc	253	Expedia Group Inc	^	45,722
	Exxon-Mobil Corporation	821	Exxon-Mobil Corporation	^	50,265
	Fannie Mae	270	Fannie Mae	^	221
	Fanuc Ltd Unsp ADR	25	Fanuc Ltd Unsp ADR	^	532
	Fastly Inc Class A	700	Fastly Inc Class A	^	24,815
	Faurecia	10	Faurecia	^	476
	Fdctech Inc	20,940	Fdctech Inc	^	1,445
	Ferrellgas Partners-LP	11	Ferrellgas Partners-LP	^	162
	Fidelity National Information	180	Fidelity National Information	^	19,647
	Fifth Third Bancorp	899	Fifth Third Bancorp	^	39,161
	Figs Inc-Class A	174	Figs Inc-Class A	^	4,795
	First Horizon Corp	1,571	First Horizon Corp	^	25,654
	First Majestic Silver Corp	100	First Majestic Silver Corp	^	1,112
	First Mining Gold Corp	3,100	First Mining Gold Corp	^	749
	First Regional Bancorp/Cal (delisted 11/5/14)	250	First Regional Bancorp/Cal (delisted 11/5/14)	^	0
	First Republic Bank/San Fran	6	First Republic Bank/San Fran	^	1,243
	First Solar Inc	203	First Solar Inc	^	17,693
	Firstservice Corp	2	Firstservice Corp	^	393
	Fiserv Inc	1,045	Fiserv Inc	^	108,461
	Fisker Inc	20,961	Fisker Inc	^	329,717
	Fiverr International Ltd	12	Fiverr International Ltd	^	1,364
	Floor & Decor Holdings Inc-A	20	Floor & Decor Holdings Inc-A	^	2,600
	Flora Growth Corp	300	Flora Growth Corp	^	534
	Flowers Foods Inc	201	Flowers Foods Inc	^	5,530
	FNF Group	109	FNF Group	^	5,673
	Ford Motor Co New	3,167	Ford Motor Co New	^	65,789
	Forian Inc	13	Forian Inc	^	117
	Fortuna Silver Mines Inc	300	Fortuna Silver Mines Inc	^	1,170
	Franco Nevada Corp	31	Franco Nevada Corp	^	4,346
	Freddie Mac	5,052	Freddie Mac	^	4,193
	Freeport-Mcmoran Inc	52	Freeport-Mcmoran Inc	^	2,181
	Frontier Communications Pare	180	Frontier Communications Pare	^	5,308
	FS KKR Capital Corp	61	FS KKR Capital Corp	^	1,276
	Fubotv Inc	1,000	Fubotv Inc	^	15,520
	Fuelcell Energy Corp	1,235	Fuelcell Energy Corp	^	6,422
	Fury Gold Mines Ltd	200	Fury Gold Mines Ltd	^	128
	Future Farm Technologies Inc	400	Future Farm Technologies Inc	^	0
	Galaxy Digital Holdings Ltd	220	Galaxy Digital Holdings Ltd	^	3,916
	Galecto Inc	2,000	Galecto Inc	^	6,060
	Galiano Gold Inc	50	Galiano Gold Inc	^	35
	Gamestop Corp Cl A	77	Gamestop Corp Cl A	^	11,426
	Gamida Cell Ltd	2,000	Gamida Cell Ltd	^	5,080
	Gan Ltd	75	Gan Ltd	^	689
	Gap Inc.	1	Gap Inc.	^	18
	GB Sciences Inc	265	GB Sciences Inc	^	5
	General Cannabis Corp	171	General Cannabis Corp	^	37
	General Dynamics Corp	65	General Dynamics Corp	^	13,522
	General Electric Co	1,138	General Electric Co	^	107,494
	General Mills	390	General Mills	^	26,278
	General Motors Co	1,367	General Motors Co	^	80,147
	Generation Alpha Inc	300	Generation Alpha Inc	^	3
	Genius Brands International	300	Genius Brands International	^	315

19

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Gentech Holdings Inc	500,000	Gentech Holdings Inc	^	300
	Genuine Parts Co.	116	Genuine Parts Co.	^	16,263
	Gevo Inc	5,000	Gevo Inc	^	21,400
	G-III Apparel Group LTD	500	G-III Apparel Group LTD	^	13,820
	Gilead Sciences Inc	477	Gilead Sciences Inc	^	34,659
	Gitlab Inc Cl A	2	Gitlab Inc Cl A	^	174
	Glencore International PLC	148	Glencore International PLC	^	752
	Global Cannabis Applications Corp	8,000	Global Cannabis Applications Corp	^	302
	GoDaddy Inc - Class A	25	GoDaddy Inc - Class A	^	2,122
	Gold Fields Ltd New Spd Adr	150	Gold Fields Ltd New Spd Adr	^	1,649
	Gold Royalty Corp	300	Gold Royalty Corp	^	1,476
	Gold Standard Ventures Corp	600	Gold Standard Ventures Corp	^	266
	Goldman Sachs Group Inc	57	Goldman Sachs Group Inc	^	21,805
	Goldmining Inc	800	Goldmining Inc	^	960
	Goodyear Tire And Rubber	65	Goodyear Tire And Rubber	^	1,386
	Gores Guggenheim Inc -Cl A	15	Gores Guggenheim Inc -Cl A	^	176
	Gossamer Bio Inc	25	Gossamer Bio Inc	^	283
	Green Organic Dutchman Holdi	13,175	Green Organic Dutchman Holdi	^	984
	Green Thumb Industries Inc	480	Green Thumb Industries Inc	^	10,637
	Greengro Technologies	80,000	Greengro Technologies	^	480
	Greenlane Holdings Inc - A	57	Greenlane Holdings Inc - A	^	55
	Grocery Outlet Holding Corp	6	Grocery Outlet Holding Corp	^	170
	Grow Solutions Holdings Inc	506,000	Grow Solutions Holdings Inc	^	202
	Growgeneration Corp	250	Growgeneration Corp	^	3,262
	Grupo Mexico Sab De Cv-Ser B	150	Grupo Mexico Sab De Cv-Ser B	^	654
	Gs Enviroservices Inc (delisted 10/04/17)	250	Gs Enviroservices Inc (delisted 10/04/17)	^	0
	Guardant Health Inc	38	Guardant Health Inc	^	3,801
	Hain Food Group Inc	1	Hain Food Group Inc	^	43
	Halliburton Company	111	Halliburton Company	^	2,528
	Halo Collective Inc	7	Halo Collective Inc	^	7
	Hanesbrands Inc	655	Hanesbrands Inc	^	10,952
	Hanni Financial Corp	100	Hanni Financial Corp	^	2,368
	Hannon Armstrong Sustainable	177	Hannon Armstrong Sustainable	^	9,398
	Harpoon Therapeutics Inc	40	Harpoon Therapeutics Inc	^	302
	Hartford Financial Services Group	461	Hartford Financial Services Group	^	31,827
	Hawaiian Holdings Inc	100	Hawaiian Holdings Inc	^	1,837
	HCA Healthcare Inc	465	HCA Healthcare Inc	^	119,567
	Healthier Choices Management	2,626,825	Healthier Choices Management	^	788
	Healthpeak Properties Inc	11	Healthpeak Properties Inc	^	397
	Henry Schein Inc	400	Henry Schein Inc	^	31,012
	Hercules Capital Inc	2,000	Hercules Capital Inc	^	33,180
	Hershey Co	10	Hershey Co	^	1,995
	Hewlette Packard Enterprise	2	Hewlette Packard Enterprise	^	32
	Hexo Corp	40	Hexo Corp	^	28
	Hilton Worldwide Holdings Inc	20	Hilton Worldwide Holdings Inc	^	3,120
	Himax Technologies Inc- ADR	500	Himax Technologies Inc- ADR	^	7,995
	Histogen Inc	15,000	Histogen Inc	^	4,990
	Hive Blockchain Technologies	535	Hive Blockchain Technologies	^	1,412
	HollyFrontier Corp (dino 03/15/22)	1	HollyFrontier Corp (dino 03/15/22)	^	33
	Home Depot Incorporated	1,006	Home Depot Incorporated	^	417,574
	Homology Medicines Inc	150	Homology Medicines Inc	^	546
	Hon Hai Precision-Gdr Reg S	3,390	Hon Hai Precision-Gdr Reg S	^	25,052
	Honda Motor Ltd Sponsored ADR	379	Honda Motor Ltd Sponsored ADR	^	10,783
	Honest Co Inc/The	1,300	Honest Co Inc/The	^	10,517
	Honeywell International	525	Honeywell International	^	109,486
	HP Inc	2,729	HP Inc	^	102,792
	Hsbc Hldgs PLC	52	Hsbc Hldgs PLC	^	1,568
	Hut 8 Mining Corp	100	Hut 8 Mining Corp	^	785
	Hyliion Holdings Corp	2,500	Hyliion Holdings Corp	^	15,500
	Hyrecar Inc	300	Hyrecar Inc	^	1,413
	IAC/InteractiveCorp	20	IAC/InteractiveCorp	^	2,614
	Iamgold Corporation	2,000	Iamgold Corporation	^	6,260

20

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Idexx Laboratories Inc	30	Idexx Laboratories Inc	^	19,754
	Ilika PLC	1,775	Ilika PLC	^	4,455
	Illumina Inc	4	Illumina Inc	^	1,522
	Immunocellular Therapeutics	5,875	Immunocellular Therapeutics	^	2,467
	Impala Platinum Spon Adr	200	Impala Platinum Spon Adr	^	2,803
	Indaptus Therapeutics Inc	2,018	Indaptus Therapeutics Inc	^	11,503
	Infineon Technologies	100	Infineon Technologies	^	4,600
	Infinity Pharmaceuticals Inc	3,000	Infinity Pharmaceuticals Inc	^	6,750
	Inhibrx Inc	300	Inhibrx Inc	^	13,101
	Inmed Pharmaceuticals Inc	10	Inmed Pharmaceuticals Inc	^	13
	Inmode Ltd	360	Inmode Ltd	^	25,409
	Innerscope Hearing Technolog	100,000	Innerscope Hearing Technolog	^	1,000
	Innovative Industrial Proper	5	Innovative Industrial Proper	^	1,315
	Inpixon	10,000	Inpixon	^	6,000
	Inseego Corp	50	Inseego Corp	^	292
	Intel Corporation	2,334	Intel Corporation	^	120,223
	Intelgenx Technologies Corp	1,500	Intelgenx Technologies Corp	^	535
	Intelligent Highway Solution (delisted 10/20/21)	3,000,000	Intelligent Highway Solution (delisted 10/20/21)	^	0
	Intercontinental Exchange Inc	50	Intercontinental Exchange Inc	^	6,838
	International Consolidated Airlines Group SA	1,400	International Consolidated Airlines Group SA	^	5,334
	International Paper	514	International Paper	^	24,148
	Interpublic Group Co	545	Interpublic Group Co	^	20,410
	Intl Business Machines Inc	299	Intl Business Machines Inc	^	39,942
	Intrusion Inc	3,500	Intrusion Inc	^	12,040
	Intuit	15	Intuit	^	9,648
	Intuitive Surgical	15	Intuitive Surgical	^	5,389
	Invitae Corp	1,494	Invitae Corp	^	22,813
	Invitation Homes Inc	200	Invitation Homes Inc	^	9,090
	IonQ Inc	74	IonQ Inc	^	1,236
	Iqstel Inc	530	Iqstel Inc	^	493
	Irhythm Technologies Inc	1	Irhythm Technologies Inc	^	118
	Irobot Corp	5	Irobot Corp	^	329
	Ispecimen Inc	25	Ispecimen Inc	^	195
	Iterum Therapeutics PLC	10,100	Iterum Therapeutics PLC	^	3,957
	Jacobs Engr Group Del	150	Jacobs Engr Group Del	^	20,884
	Jaguar Health Inc	1,666	Jaguar Health Inc	^	1,733
	James Hardie Inds Spons Adr	242	James Hardie Inds Spons Adr	^	9,861
	Jazz Pharmaceuticals PLC	4	Jazz Pharmaceuticals PLC	^	510
	Jfrog Ltd	125	Jfrog Ltd	^	3,712
	Johnson & Johnson	371	Johnson & Johnson	^	63,412
	Johnson Controls International PLC	18	Johnson Controls International PLC	^	1,464
	JPMorgan Chase & Co	2,150	JPMorgan Chase & Co	^	340,376
	Jumia Technologies AG-ADR	585	Jumia Technologies AG-ADR	^	6,669
	Juva Life Inc	250	Juva Life Inc	^	45
	Kaleido Biosciences Inc	60	Kaleido Biosciences Inc	^	143
	Karora Resources Inc	166	Karora Resources Inc	^	557
	Karyopharm Therapeutics Inc	3,000	Karyopharm Therapeutics Inc	^	19,290
	Katapult Holdings Inc	3,000	Katapult Holdings Inc	^	10,110
	Kaufman & Broad Home Corp	270	Kaufman & Broad Home Corp	^	12,073
	Kellogg Co.	1,427	Kellogg Co.	^	91,952
	Keycorp	1,315	Keycorp	^	30,416
	Kimberly Clark	89	Kimberly Clark	^	12,685
	Kimco Realty Corp	73	Kimco Realty Corp	^	1,788
	Kinder Morgan Inc	325	Kinder Morgan Inc	^	5,154
	Kinerjapay Corp	200,000	Kinerjapay Corp	^	0
	Kinross Gold Corp	7,000	Kinross Gold Corp	^	40,670
	Kirkland Lake Gold Ltd (aem 02/09/22)	31	Kirkland Lake Gold Ltd (aem 02/09/22)	^	1,289
	KKR Income Opportunities	1,000	KKR Income Opportunities	^	16,920
	Knight-Swift Transportation Holdings Inc	250	Knight-Swift Transportation Holdings Inc	^	15,235
	Kroger Co	315	Kroger Co	^	14,272
	Kyndryl Holdings Inc	334	Kyndryl Holdings Inc	^	6,045
	L3Harris Technologies Inc	91	L3Harris Technologies Inc	^	19,435

21

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Lam Research Corp	30	Lam Research Corp	^	21,623
	Lamb Weston Holdings Inc	233	Lamb Weston Holdings Inc	^	14,768
	Largo Inc	365	Largo Inc	^	3,380
	Las Vegas Sands Corp	400	Las Vegas Sands Corp	^	15,056
	Leggett & Platt Inc	215	Leggett & Platt Inc	^	8,839
	Leidos Holdings Inc	80	Leidos Holdings Inc	^	7,112
	Lemonade Inc	22	Lemonade Inc	^	926
	Lennar Corp	36	Lennar Corp	^	4,193
	Lexicon Pharmaceuticals Inc	50	Lexicon Pharmaceuticals Inc	^	197
	Li Auto Inc ADR	750	Li Auto Inc ADR	^	24,075
	Lightning eMotors Inc	50	Lightning eMotors Inc	^	301
	Linde PLC	26	Linde PLC	^	9,144
	Lions Gate Entertainment Corp	375	Lions Gate Entertainment Corp	^	6,240
	Lions Gate Entertainment-B	375	Lions Gate Entertainment-B	^	5,771
	Lithium Americas Corp	88	Lithium Americas Corp	^	2,563
	Livent Corp	48	Livent Corp	^	1,170
	Liveperson Inc	235	Liveperson Inc	^	8,394
	LL Floring Holdings Inc	600	LL Floring Holdings Inc	^	10,242
	Lloyds Banking Group PLC ADR	101	Lloyds Banking Group PLC ADR	^	258
	LM Funding America Inc	2,000	LM Funding America Inc	^	9,720
	Lobe Sciences Ltd	22,500	Lobe Sciences Ltd	^	473
	Lockheed Martin Corp	159	Lockheed Martin Corp	^	56,525
	Logicbio Therapeutics Inc	55	Logicbio Therapeutics Inc	^	127
	Lordstown Motors Corp	625	Lordstown Motors Corp	^	2,156
	Lowes Co Inc	214	Lowes Co Inc	^	55,339
	Lucid Group Inc	14,929	Lucid Group Inc	^	568,048
	Lululemon Athletica Inc	7	Lululemon Athletica Inc	^	2,740
	Lumen Technologies Inc	4,030	Lumen Technologies Inc	^	50,576
	Lumentum Holdings Inc	15	Lumentum Holdings Inc	^	1,587
	Luminar Technologies Inc	675	Luminar Technologies Inc	^	11,414
	Lvmh Moet Hennessy Louis Vui	1	Lvmh Moet Hennessy Louis Vui	^	827
	MACOM Technology Solutions Holdings Inc	117	MACOM Technology Solutions Holdings Inc	^	9,161
	Macquarie Infrastructure Holdings LLC	101	Macquarie Infrastructure Holdings LLC	^	369
	Macy's Inc	100	Macy's Inc	^	2,618
	Madison Square Garden Entertainment CL A	40	Madison Square Garden Entertainment CL A	^	2,814
	Mag Silver Corp	20	Mag Silver Corp	^	313
	Magna Int'l Inc.	116	Magna Int'l Inc.	^	9,365
	Magnite Inc	1,395	Magnite Inc	^	24,412
	Main Street Capital Corp	1,125	Main Street Capital Corp	^	50,460
	Mandiant Inc	1,000	Mandiant Inc	^	17,540
	Mankind Corp	3,065	Mankind Corp	^	13,394
	Marathon Digital Holdings Inc	95	Marathon Digital Holdings Inc	^	3,122
	Marathon Oil Corp	101	Marathon Oil Corp	^	1,658
	Marathon Petroleum Corp	517	Marathon Petroleum Corp	^	33,097
	Marijuana Company Of America	3,592	Marijuana Company Of America	^	4
	Marqeta Inc-A	2,685	Marqeta Inc-A	^	46,101
	Marriot Vacations World	1	Marriot Vacations World	^	169
	Marriott International Inc	100	Marriott International Inc	^	16,524
	Marvell Technology Group Ltd	1,454	Marvell Technology Group Ltd	^	127,244
	Massroots (msrtd 02/28/22)	825	Massroots (msrtd 02/28/22)	^	39
	Mastercard Inc A	450	Mastercard Inc A	^	161,730
	Match Group Inc	21	Match Group Inc	^	2,777
	Matinas Biopharma Holdings I	1,000	Matinas Biopharma Holdings I	^	1,010
	Matterport Inc	638	Matterport Inc	^	13,168
	Maxeon Solar Tech Ltd	1	Maxeon Solar Tech Ltd	^	14
	Mcdonalds Corp	368	Mcdonalds Corp	^	98,650
	McEwen Mining Inc	600	McEwen Mining Inc	^	532
	mCloud Technologies Corp	33	mCloud Technologies Corp	^	162
	Medaro Mining Corp	375	Medaro Mining Corp	^	300
	Medical Marijuana Inc	37,250	Medical Marijuana Inc	^	685
	Medical Properties Trust Inc	1,243	Medical Properties Trust Inc	^	29,362
	Medmen Enterprises Inc	935	Medmen Enterprises Inc	^	153

22

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Medtronic PLC	105	Medtronic PLC	^	10,862
	Mercadolibre Inc	20	Mercadolibre Inc	^	26,968
	Merck & Company Inc	1,204	Merck & Company Inc	^	92,268
	Meta Platforms Inc	4,893	Meta Platforms Inc	^	1,645,761
	Metlife Inc	490	Metlife Inc	^	30,620
	Microchip Technology	10	Microchip Technology	^	871
	Micron Tech. Inc.	129	Micron Tech. Inc.	^	12,016
	Microsoft Corporation	4,405	Microsoft Corporation	^	1,481,531
	Microstrategy Inc Class A	122	Microstrategy Inc Class A	^	66,428
	Mid America Apt Community	197	Mid America Apt Community	^	45,200
	Mimedx Group Inc	1	Mimedx Group Inc	^	6
	Mind Medicine Mindmed Inc	4,114	Mind Medicine Mindmed Inc	^	5,677
	Minerco Inc	35,000	Minerco Inc	^	0
	Minerva Neurosciences Inc	500	Minerva Neurosciences Inc	^	401
	Mitsubishi UFJ Financial ADR	3,529	Mitsubishi UFJ Financial ADR	^	19,268
	MMEX Resources Corp	100	MMEX Resources Corp	^	24
	Mobile Telesys Ojsc Spon Adr	1	Mobile Telesys Ojsc Spon Adr	^	8
	Mobileye Nv (acquired 05/03/18)	1	Mobileye Nv (acquired 05/03/18)	^	0
	Moderna Inc	367	Moderna Inc	^	93,211
	Mogo Inc	51	Mogo Inc	^	174
	Mohawk Ind	20	Mohawk Ind	^	3,644
	Molecular Data Inc - Adr	10,000	Molecular Data Inc - Adr	^	2,180
	Mondelez International Inc	107	Mondelez International Inc	^	7,093
	Monster Beverage Corp	210	Monster Beverage Corp	^	20,168
	Morgan Stanley	174	Morgan Stanley	^	17,071
	MP Materials Corp	59	MP Materials Corp	^	2,680
	Mydecine Innovations Group Inc	6,600	Mydecine Innovations Group Inc	^	727
	Mydx Inc	13,500	Mydx Inc	^	0
	Nabors Industries	11	Nabors Industries	^	892
	Nano Dimension Ltd ADR	3,760	Nano Dimension Ltd ADR	^	14,288
	Nanoviricides Inc	5,000	Nanoviricides Inc	^	18,600
	National Retail Properties Inc	1,323	National Retail Properties Inc	^	63,615
	Neophotonics Corp	5,000	Neophotonics Corp	^	76,850
	Neptune Wellness Solutions Inc	100	Neptune Wellness Solutions Inc	^	41
	Netflix Inc	168	Netflix Inc	^	101,210
	New Gold Inc	300	New Gold Inc	^	450
	New Leaf Ventures Inc	1,000	New Leaf Ventures Inc	^	81
	New Mountain Finance Corp	2,000	New Mountain Finance Corp	^	27,400
	New Pacific Holdings Corp	800	New Pacific Holdings Corp	^	2,352
	New Residential Investment	50	New Residential Investment	^	536
	New York Mortgage Trust Inc	200	New York Mortgage Trust Inc	^	744
	Newcrest Mining Ltd-Spon ADR	600	Newcrest Mining Ltd-Spon ADR	^	10,686
	Newell Brands Inc	1,030	Newell Brands Inc	^	22,495
	Newmark Group Inc-Class A	35	Newmark Group Inc-Class A	^	660
	Newmont Corp	318	Newmont Corp	^	19,694
	Nextech AR Solutions Corp	34	Nextech AR Solutions Corp	^	35
	Nextera Energy Inc	1,171	Nextera Energy Inc	^	109,325
	Nike Inc.	242	Nike Inc.	^	40,288
	Nikola Corp	681	Nikola Corp	^	6,721
	Nintendo Ltd Adr New Japan	104	Nintendo Ltd Adr New Japan	^	6,067
	Nio Inc - ADR	3,812	Nio Inc - ADR	^	120,764
	Nokia Corp ADR	3,900	Nokia Corp ADR	^	24,258
	Nordic American Tankers Ltd	102	Nordic American Tankers Ltd	^	172
	Nordstrom Inc.	410	Nordstrom Inc.	^	9,274
	Nortel Networks (delisted 10/14/15)	2	Nortel Networks (delisted 10/14/15)	^	0
	North American Cannabis Holding	1,365,993	North American Cannabis Holding	^	683
	Northrop Grumman Corp	158	Northrop Grumman Corp	^	61,029
	Northwest Biotherapeutics	1,000	Northwest Biotherapeutics	^	700
	Norwegian Air Shuttle ASA	99	Norwegian Air Shuttle ASA	^	99
	Norwegian Cruise Line Holdin	870	Norwegian Cruise Line Holdin	^	18,044
	Nova Royalty Corp	150	Nova Royalty Corp	^	349
	Novagold Resources	50	Novagold Resources	^	343

23

CITY NATIONAL BANK

PROFIT SHARING PLAN

EIN: 95-1780067 PN: 001

Attachment to 2021 Form 5500

Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)

December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Novavax Inc	102	Novavax Inc	^	14,593
	Novo-Nordisk As	300	Novo-Nordisk As	^	33,600
	Nuance Communications Inc (acquired 03/07/22)	50	Nuance Communications Inc (acquired 03/07/22)	^	2,766
	Nucor Inc	106	Nucor Inc	^	12,148
	Numinus Wellness Inc	2,800	Numinus Wellness Inc	^	1,188
	Nutanix Inc - A	11	Nutanix Inc - A	^	350
	Nvent Electric PLC	1,100	Nvent Electric PLC	^	41,800
	Nvidia Corp	1,982	Nvidia Corp	^	582,870
	NXP Semiconductors Nv	422	NXP Semiconductors Nv	^	96,173
	Oao Gazprom Adr Reg S	60	Oao Gazprom Adr Reg S	^	551
	Oatly Group Ab	1,523	Oatly Group Ab	^	12,123
	Obseva SA	5,000	Obseva SA	^	9,950
	Ocado Group PLC	20	Ocado Group PLC	^	453
	Occidental Petroleum Corp	100	Occidental Petroleum Corp	^	2,899
	Oceanpal Inc Com	52	Oceanpal Inc Com	^	106
	Offerpad Solutions Inc	2,000	Offerpad Solutions Inc	^	12,800
	Office Pptys Income Tr	17	Office Pptys Income Tr	^	432
	Oge Energy Corp	536	Oge Energy Corp	^	20,591
	Old Dominion Freight Line	151	Old Dominion Freight Line	^	54,115
	Omega Healthcare Invs	658	Omega Healthcare Invs	^	19,458
	Oncolytics Biotech Inc	350	Oncolytics Biotech Inc	^	487
	Onconova Therapeutics Inc	2,000	Onconova Therapeutics Inc	^	5,100
	Ondas Holdings Inc	24,834	Ondas Holdings Inc	^	166,636
	opendoor Technologies Inc	100	opendoor Technologies Inc	^	1,461
	Oracle Corp	1,644	Oracle Corp	^	143,373
	Orezone Gold Corp	300	Orezone Gold Corp	^	285
	Organicell Regenerative Medicine Inc	75,000	Organicell Regenerative Medicine Inc	^	2,123
	Organon & Co	175	Organon & Co	^	5,322
	Orion Office Reit Inc	9	Orion Office Reit Inc	^	168
	Osisko Development Corp	200	Osisko Development Corp	^	644
	Osisko Gold Royalties Ltd	201	Osisko Gold Royalties Ltd	^	2,465
	Otonomy Inc	250	Otonomy Inc	^	520
	Overstock.Com Inc	67	Overstock.Com Inc	^	3,954
	Ozon Holdings PLC ADR	35	Ozon Holdings PLC ADR	^	1,036
	Ozop Energy Solutions Inc	12,500	Ozop Energy Solutions Inc	^	391
	Pacific Biosciences of Calif	25	Pacific Biosciences of Calif	^	512
	Pacific Premier Bancorp Inc	29	Pacific Premier Bancorp Inc	^	1,169
	Pacwest Bancorp	300	Pacwest Bancorp	^	13,551
	Pagerduty Inc	800	Pagerduty Inc	^	27,800
	Pagseguro Digital Ltd-Cl A	335	Pagseguro Digital Ltd-Cl A	^	8,784
	Palantir Technologies Inc A	4,535	Palantir Technologies Inc A	^	82,582
	Palo Alto Networks Inc	237	Palo Alto Networks Inc	^	131,952
	Palomar Holdings Inc	180	Palomar Holdings Inc	^	11,659
	Pan American Silver Cap	16	Pan American Silver Cap	^	390
	Par Technology Corp	550	Par Technology Corp	^	29,023
	Parafin Corp	3,000,000	Parafin Corp	^	3
	Paratek Pharmaceuticals Inc	100	Paratek Pharmaceuticals Inc	^	449
	Paychest Inc	2,000,000	Paychest Inc	^	0
	Paychex Inc	380	Paychex Inc	^	51,870
	Paycom Software Inc	10	Paycom Software Inc	^	4,152
	Paypal Holdings Inc	959	Paypal Holdings Inc	^	180,848
	Paysafe Limited Ord	2,509	Paysafe Limited Ord	^	9,810
	Peabody Energy Corp	1	Peabody Energy Corp	^	10
	Peak Pharmaceuticals Inc	1,750	Peak Pharmaceuticals Inc	^	141
	Peloton Interactive Inc-A	25	Peloton Interactive Inc-A	^	894
	Penn National Gaming	1,175	Penn National Gaming	^	60,924
	Pennantpark Floating Rate Capital Ltd	36	Pennantpark Floating Rate Capital Ltd	^	457
	Pennsylvania Real Estate Investment Trust	1,000	Pennsylvania Real Estate Investment Trust	^	1,020
	Pepsico Inc	614	Pepsico Inc	^	106,581
	Pershing Square Holdings Ltd	202	Pershing Square Holdings Ltd	^	8,332
	Pershing Square Tontine A	40	Pershing Square Tontine A	^	789
	Petersen Cos Inc Cl A	200	Petersen Cos Inc Cl A	^	102

24

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Petroleo Brasileiro Spon Adr	9,081	Petroleo Brasileiro Spon Adr	^	99,712
	Petrosun Inc	1,250	Petrosun Inc	^	594
	Pfizer Incorporated	2,622	Pfizer Incorporated	^	154,807
	Pg&e Corp	11	Pg&e Corp	^	134
	PGT Innovations Inc	25	PGT Innovations Inc	^	562
	Pharmacielo Ltd	300	Pharmacielo Ltd	^	233
	Philip Morris International	419	Philip Morris International	^	39,769
	Phillips 66	61	Phillips 66	^	4,455
	Phunware Inc	350	Phunware Inc	^	921
	Ping Identity Holding Corp	60	Ping Identity Holding Corp	^	1,373
	Pinnacle West Cap Corp	134	Pinnacle West Cap Corp	^	9,468
	Pinterest Inc- Class A	1,332	Pinterest Inc- Class A	^	48,418
	Planet 13 Holdings Inc	100	Planet 13 Holdings Inc	^	296
	Platinum Group Metals Ltd	100	Platinum Group Metals Ltd	^	158
	Playtika Holding Corp	1,000	Playtika Holding Corp	^	17,290
	PLBY Group Inc	130	PLBY Group Inc	^	3,463
	Plug Power Inc	55	Plug Power Inc	^	1,553
	Plus Products Inc	250	Plus Products Inc	^	89
	Porch Group Inc	100	Porch Group Inc	^	1,559
	Porsche Automobil ADR	510	Porsche Automobil ADR	^	4,789
	Poshmark Inc-Class A	100	Poshmark Inc-Class A	^	1,703
	Precision Biosciences Inc	250	Precision Biosciences Inc	^	1,850
	Prelude Therapeutics Inc	45	Prelude Therapeutics Inc	^	560
	Presidio Property Trust A	97	Presidio Property Trust A	^	378
	Preveceutical Medical Inc	2,500	Preveceutical Medical Inc	^	39
	Procore Technologies Inc	25	Procore Technologies Inc	^	1,999
	Procter & Gamble Co	692	Procter & Gamble Co	^	113,199
	Profire Energy Inc	5,200	Profire Energy Inc	^	5,512
	Progenity Inc	1,050	Progenity Inc	^	2,195
	Progyny Inc	160	Progyny Inc	^	8,056
	Prologis Inc	284	Prologis Inc	^	47,814
	Prosus NV Spon ADR	1,195	Prosus NV Spon ADR	^	19,849
	Protalix Biotherapeutics Inc	3,000	Protalix Biotherapeutics Inc	^	2,495
	Proterra Inc	975	Proterra Inc	^	8,609
	Proto Labs Inc	25	Proto Labs Inc	^	1,284
	Prudential Finl Inc	17	Prudential Finl Inc	^	1,823
	Psyched Wellness Ltd	1,000	Psyched Wellness Ltd	^	93
	Pubmatic Inc-Class A	100	Pubmatic Inc-Class A	^	3,405
	Pulte Group Inc	2	Pulte Group Inc	^	115
	Pure Extracts Technologies C	8,500	Pure Extracts Technologies C	^	680
	Purecycle Technologies Inc	4,826	Purecycle Technologies Inc	^	46,185
	Qiwi Plc-Sponsored ADR	34	Qiwi Plc-Sponsored ADR	^	271
	Qualcomm	332	Qualcomm	^	60,775
	Quantum Computing Inc	1,000	Quantum Computing Inc	^	3,410
	QuantumScape Corp	50	QuantumScape Corp	^	1,110
	Qudian Inc Spon ADR	101	Qudian Inc Spon ADR	^	98
	Qurate Retail Inc	115	Qurate Retail Inc	^	872
	Rackspace Technology Inc	50	Rackspace Technology Inc	^	674
	Radius Health Inc	100	Radius Health Inc	^	692
	Ralph Lauren Corp	100	Ralph Lauren Corp	^	11,886
	Range Resource Corp.	1,750	Range Resource Corp.	^	31,202
	Raytheon Technologies Corp	667	Raytheon Technologies Corp	^	57,423
	Razer Inc	8,000	Razer Inc	^	2,406
	Realty Income Corp	92	Realty Income Corp	^	6,602
	Rebus Holdings Inc	1,334	Rebus Holdings Inc	^	35
	Recharge Resources Ltd	600	Recharge Resources Ltd	^	18
	Red Violet Inc	300	Red Violet Inc	^	11,907
	Redfin Corp	1,411	Redfin Corp	^	54,168
	Reed's Inc	10,000	Reed's Inc	^	3,587
	Regulus Therapeutics Inc	5,000	Regulus Therapeutics Inc	^	1,575
	Rennova Health Inc Com (rnvad 03/16/22)	400	Rennova Health Inc Com (rnvad 03/16/22)	^	0
	Republic Svcs Inc	5	Republic Svcs Inc	^	697

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Retractable Technologies Inc	107	Retractable Technologies Inc	^	742
	RH	5	RH	^	2,680
	Rio Tinto PLC ADR	106	Rio Tinto PLC ADR	^	7,096
	Riot Blockchain Inc	21,826	Riot Blockchain Inc	^	487,375
	Rite Aid Corp	7	Rite Aid Corp	^	103
	Rivian Automotive Inc-A	136	Rivian Automotive Inc-A	^	14,102
	Rlx Technology Inc-Adr	11	Rlx Technology Inc-Adr	^	43
	Roan Holdings Group Co Ltd	1	Roan Holdings Group Co Ltd	^	0
	Roblox Corp -Class A	4,504	Roblox Corp -Class A	^	464,633
	Rocket Cos Inc-Class A	1,325	Rocket Cos Inc-Class A	^	18,550
	Rockwell International	14	Rockwell International	^	4,884
	Roku Inc	49	Roku Inc	^	11,182
	Rolls Royce Group Plc Sponsored Adr	8,880	Rolls Royce Group Plc Sponsored Adr	^	14,386
	Romeo Power Inc	2,000	Romeo Power Inc	^	7,300
	Roper Technologies Inc	139	Roper Technologies Inc	^	68,369
*	Royal Bank Of Canada	1,024,954	Royal Bank Of Canada	^	108,788,652
	Royal Caribbean Cruises Ltd Is	350	Royal Caribbean Cruises Ltd Is	^	26,915
	Royal Gold Inc	413	Royal Gold Inc	^	43,420
	S&P Global Inc	82	S&P Global Inc	^	38,698
	Sabina Gold & Silver Corp	400	Sabina Gold & Silver Corp	^	452
	Salesforce Inc	1,712	Salesforce Inc	^	435,071
	Samaritan Pharmaceuticals (Delisted 8/15/2011)	1,166	Samaritan Pharmaceuticals (Delisted 8/15/2011)	^	0
	Sandstorm Gold Ltd	950	Sandstorm Gold Ltd	^	5,890
	Sanofi - Aventis Sa Adr	10	Sanofi - Aventis Sa Adr	^	501
	Santander Consumer USA Holdings (acquired 01/31/22)	1	Santander Consumer USA Holdings (acquired 01/31/22)	^	42
	Sarissa Resources	147,903	Sarissa Resources	^	0
	SBA Communications Corp	9	SBA Communications Corp	^	3,501
	Scotts Miracle-Gro Co Cl A	11	Scotts Miracle-Gro Co Cl A	^	1,841
	Sea Ltd-ADR	288	Sea Ltd-ADR	^	64,428
	Seabridge Res Inc	355	Seabridge Res Inc	^	5,854
	Seadrill Ltd (delisted 02/23/22)	1,010	Seadrill Ltd (delisted 02/23/22)	^	134
	Seagen Inc	400	Seagen Inc	^	61,840
	Secoo Holding Ltd ADR	1	Secoo Holding Ltd ADR	^	0
	Semiconductor Corporation	100	Semiconductor Corporation	^	6,792
	Sempra	130	Sempra	^	17,147
	Sentinelone Inc -Class A	164	Sentinelone Inc -Class A	^	8,280
	Servicenow Inc	78	Servicenow Inc	^	50,631
	Shake Shack Inc - Class A	15	Shake Shack Inc - Class A	^	1,082
	Sherwin Williams	230	Sherwin Williams	^	80,997
	Shift4 Payments Inc-Class A	109	Shift4 Payments Inc-Class A	^	6,314
	Shockwave Medical Inc	292	Shockwave Medical Inc	^	52,072
	Shopify Inc - A	42	Shopify Inc - A	^	57,850
	Sibanye Gold Spon ADR	10	Sibanye Gold Spon ADR	^	125
	Signature Bank	10	Signature Bank	^	3,255
	Silicon Laboratories	10	Silicon Laboratories	^	2,064
	Silvercorp Metals Inc	101	Silvercorp Metals Inc	^	381
	Silvercrest Metals Inc	300	Silvercrest Metals Inc	^	2,373
	Silvergate Capital Corp-Cl A	20	Silvergate Capital Corp-Cl A	^	2,964
	Simon Ppty Group Inc	1,031	Simon Ppty Group Inc	^	164,771
	Sirius XM Holdings Inc	111	Sirius XM Holdings Inc	^	706
	Skillz Inc	2,885	Skillz Inc	^	21,464
	Skyworks Solutions Inc	55	Skyworks Solutions Inc	^	8,565
	Smith & Wesson Brands Inc	274	Smith & Wesson Brands Inc	^	4,877
	Snap Inc - A	1,539	Snap Inc - A	^	72,379
	Snowflake Inc-Class A	94	Snowflake Inc-Class A	^	31,842
	SoFi Technologies Inc	2,102	SoFi Technologies Inc	^	33,233
	Softbank Corp Unspon ADR	1,400	Softbank Corp Unspon ADR	^	33,670
	Solaredge Technologies Inc	10	Solaredge Technologies Inc	^	2,806
	Solid Power Inc	500	Solid Power Inc	^	4,370
	Sono Group Nv	42	Sono Group Nv	^	404
	Sonoco Products Co	438	Sonoco Products Co	^	25,356
	Sonos Inc	723	Sonos Inc	^	21,545

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	(Cost)	Value
	Southern Company	81	Southern Company	^	5,527
	Southwest Airlines Company	1,090	Southwest Airlines Company	^	46,696
	Southwestern Energy Co	201	Southwestern Energy Co	^	937
	Spero Therapeutics Inc	150	Spero Therapeutics Inc	^	2,401
	Sphere 3D Corp	500	Sphere 3D Corp	^	1,560
	Spirit Aerosystems Holdings Cl A	70	Spirit Aerosystems Holdings Cl A	^	3,016
	Spotify Technology Sa	102	Spotify Technology Sa	^	23,871
	Sprott Inc	41	Sprott Inc	^	1,863
	SS&C Technologies Holdings	25	SS&C Technologies Holdings	^	2,050
	Stag Industrial Inc	200	Stag Industrial Inc	^	9,592
	Starbucks Corp.	1,493	Starbucks Corp.	^	174,612
	Starwood Property Trust Inc	1,221	Starwood Property Trust Inc	^	29,670
	Stellantis NV	643	Stellantis NV	^	12,063
	Stem Inc	100	Stem Inc	^	1,897
	Stereotaxis Inc	67,873	Stereotaxis Inc	^	420,813
	Stericycle Inc	330	Stericycle Inc	^	19,681
	Stoke Therapeutics Inc	100	Stoke Therapeutics Inc	^	2,399
	Store Capital Corp	2,075	Store Capital Corp	^	71,380
	Streamline Health Solutions	200	Streamline Health Solutions	^	298
	Stryker Corporation	43	Stryker Corporation	^	11,499
	Summit Materials Inc Cl A	86	Summit Materials Inc Cl A	^	3,452
	Sundial Growers Inc	1,325	Sundial Growers Inc	^	766
	Sunpower Corp	15	Sunpower Corp	^	313
	Sunrun Inc	350	Sunrun Inc	^	12,005
	Suntory Beverage & Food-U ADR	50	Suntory Beverage & Food-U ADR	^	903
	Sycamore Entertainment Group	30,000	Sycamore Entertainment Group	^	447
	Synchrony Financial	475	Synchrony Financial	^	22,035
	Synergy Pharmaceuticals Inc (acquired 05/02/19)	200	Synergy Pharmaceuticals Inc (acquired 05/02/19)	^	0
	Synopsys Inc	25	Synopsys Inc	^	9,212
	T2 Biosystems Inc	400	T2 Biosystems Inc	^	206
	Taiwan Semiconductor-Sp ADR	213	Taiwan Semiconductor-Sp ADR	^	25,592
	Takeda Pharmaceutical Co ADR	25	Takeda Pharmaceutical Co ADR	^	341
	Tanger Factory Outlet Centrs	27	Tanger Factory Outlet Centrs	^	517
	Tapestry Inc	500	Tapestry Inc	^	20,300
	Target Corp	295	Target Corp	^	68,220
	Tattooed Chef Inc	200	Tattooed Chef Inc	^	3,108
	TCR2 Therapeutics Inc	100	TCR2 Therapeutics Inc	^	466
	TDK Corp	60	TDK Corp	^	2,348
	Teladoc Health Inc	67	Teladoc Health Inc	^	6,152
	Tencent Holdings Ltd ADR	27	Tencent Holdings Ltd ADR	^	1,574
	Tencent Music Entertainm ADR	145	Tencent Music Entertainm ADR	^	993
	Tenet Healthcare Corp.	65	Tenet Healthcare Corp.	^	5,310
	Teradyne Inc	10	Teradyne Inc	^	1,635
	Tesla Inc	2,243	Tesla Inc	^	2,370,358
	Texas Instruments Inc	17	Texas Instruments Inc	^	3,286
	The Mosaic Co	75	The Mosaic Co	^	2,947
	Thermo Fisher Scientific Inc	275	Thermo Fisher Scientific Inc	^	183,491
	Tier One Silver Inc F	125	Tier One Silver Inc F	^	81
	Tilray Brands Inc	137	Tilray Brands Inc	^	963
	Titan Pharmaceuticals Inc	41	Titan Pharmaceuticals Inc	^	42
	Tjx Companies	370	Tjx Companies	^	28,090
	T-Mobile US Inc	677	T-Mobile US Inc	^	78,518
	Todos Medical Ltd	1,000,000	Todos Medical Ltd	^	58,450
	Torex Gold Resources Inc	200	Torex Gold Resources Inc	^	2,080
	Toyota Motor Corp. Sp Adr Rep2com	189	Toyota Motor Corp. Sp Adr Rep2com	^	35,022
	Trade Desk Inc/The Class A	597	Trade Desk Inc/The Class A	^	54,709
	Trane Technologies PLC	422	Trane Technologies PLC	^	85,257
	Transocean Ltd	1	Transocean Ltd	^	3
	Transunion	700	Transunion	^	83,006
	Travelers Cos Inc	5	Travelers Cos Inc	^	782
	Treasury Metals Inc Com	103	Treasury Metals Inc Com	^	62
	Trillion Energy Internationa	12,500	Trillion Energy Internationa	^	1,875

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Triton International Ltd	20	Triton International Ltd	^	1,205
	Trulieve Cannabis Corp	125	Trulieve Cannabis Corp	^	3,251
	Turquoise Hill Resources Inc	1,300	Turquoise Hill Resources Inc	^	21,385
	Twilio Inc - A	341	Twilio Inc - A	^	89,799
	Twitter Inc	580	Twitter Inc	^	25,068
	Two Hands Corp	350,000	Two Hands Corp	^	350
	Uber Technologies Inc	5,336	Uber Technologies Inc	^	223,738
	UBS Group AG	1	UBS Group AG	^	18
	UDR Inc	600	UDR Inc	^	35,994
	Uipath Inc - Class A	60	Uipath Inc - Class A	^	2,588
	Ulta Salon Cosmetics & Fragrance Inc	5	Ulta Salon Cosmetics & Fragrance Inc	^	2,062
	Union Pacific Corp.	73	Union Pacific Corp.	^	18,497
	United Airlines Holdings Inc	3,238	United Airlines Holdings Inc	^	141,760
	United Parcel Service	22	United Parcel Service	^	4,736
	United Rentals Inc	125	United Rentals Inc	^	41,536
	United States Steel Corp	400	United States Steel Corp	^	9,524
	Unitedhealth Group Inc	421	Unitedhealth Group Inc	^	211,350
	Unity Biotechnology Inc	150	Unity Biotechnology Inc	^	219
	Unity Software Inc	1,277	Unity Software Inc	^	182,598
	Universal Display Corp	5	Universal Display Corp	^	825
	Unrivaled Brands Inc	32,924	Unrivaled Brands Inc	^	8,771
	Uranium Royalty Corp	150	Uranium Royalty Corp	^	548
	US Foods Holding Corp	25	US Foods Holding Corp	^	871
	Us Global Nanospace Inc	2,000	Us Global Nanospace Inc	^	0
	UWM Holdings Corp	69	UWM Holdings Corp	^	411
	Vail Resorts Inc.	23	Vail Resorts Inc.	^	7,542
	Vale SA ADR	260	Vale SA ADR	^	3,645
	Vedanta Ltd	1	Vedanta Ltd	^	16
	Veeva Systems Inc-Class A	149	Veeva Systems Inc-Class A	^	38,067
	Velodyne Lidar Inc	2,870	Velodyne Lidar Inc	^	13,317
	Veolia Environnement ADR	1	Veolia Environnement ADR	^	37
	Verastem Inc	100,000	Verastem Inc	^	205,000
	Verisign Inc.	63	Verisign Inc.	^	15,991
	Verizon Communications	3,152	Verizon Communications	^	163,797
	Vertex Pharmaceuticals	13	Vertex Pharmaceuticals	^	2,855
	VG Life Sciences Inc	200,000	VG Life Sciences Inc	^	200
	ViacomCBS Inc (para 02/17/22)	721	ViacomCBS Inc (para 02/17/22)	^	21,772
	Viasat Inc.	10	Viasat Inc.	^	445
	Viatris Inc	56	Viatris Inc	^	760
	Vicarious Surgical Inc	100	Vicarious Surgical Inc	^	1,062
	Vimeo Inc	57	Vimeo Inc	^	1,024
	Vipshop Holdings Ltd - Ads	64	Vipshop Holdings Ltd - Ads	^	538
	Viracta Therapeutics Inc	857	Viracta Therapeutics Inc	^	3,128
	Virgin Galactic Holdings Inc	216	Virgin Galactic Holdings Inc	^	2,890
	Visa Inc Class A Shares	1,088	Visa Inc Class A Shares	^	235,764
	Vislink Technologies Inc	1,350	Vislink Technologies Inc	^	1,593
	Volkswagen A G-Unspon ADR	76	Volkswagen A G-Unspon ADR	^	2,219
	Voyager Digital Ltd	325	Voyager Digital Ltd	^	4,063
	VPC Impact Acquisition Hol-A (dave 01/06/22)	150	VPC Impact Acquisition Hol-A (dave 01/06/22)	^	1,538
	Vulcan Matls Co	74	Vulcan Matls Co	^	15,411
	Vyant Bio Inc	3,000	Vyant Bio Inc	^	4,050
	W P Carey Inc	66	W P Carey Inc	^	5,393
	Wabtec	13	Wabtec	^	1,197
	Walgreens Boots Alliance Inc	211	Walgreens Boots Alliance Inc	^	10,997
	Walkme Ltd	373	Walkme Ltd	^	7,322
	Wallbox Nv	150	Wallbox Nv	^	2,451
	Walmart Inc	829	Walmart Inc	^	119,936
	Waste Connections Inc	10	Waste Connections Inc	^	1,363
	WEC Energy Group Inc	54	WEC Energy Group Inc	^	5,221
	Weidai Ltd-ADR (94861a207 1/26/22)	5,000	Weidai Ltd-ADR (94861a207 1/26/22)	^	3,750
	Wells Fargo & Co New	2,128	Wells Fargo & Co New	^	102,117
	Welltower Inc	10	Welltower Inc	^	858

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Wesana Health Holdings Inc	480	Wesana Health Holdings Inc	^	538
	Western Alliance Bancorp	407	Western Alliance Bancorp	^	43,814
	Western Digital Corp	100	Western Digital Corp	^	6,521
	Westport Innovations Inc	500	Westport Innovations Inc	^	1,185
	Wework Inc	313	Wework Inc	^	2,692
	Wheaton Precious Metals Corp	352	Wheaton Precious Metals Corp	^	15,102
	Wheels Up Experience Inc	22,500	Wheels Up Experience Inc	^	104,400
	Whitecap Resources Inc	101	Whitecap Resources Inc	^	599
	Whitehorse Gold Corp	62	Whitehorse Gold Corp	^	24
	Williams Co.	1,095	Williams Co.	^	28,514
	Willis Towers Watson PLC (wtw 01/10/22)	4	Willis Towers Watson PLC (wtw 01/10/22)	^	950
	Wolverine Wld Wide Inc.	425	Wolverine Wld Wide Inc.	^	12,244
	Workday Inc-Class A	347	Workday Inc-Class A	^	94,793
	Workhorse Group Inc	310	Workhorse Group Inc	^	1,352
	Wynn Resorts Ltd	403	Wynn Resorts Ltd	^	34,271
	Xilinx Inc (amd 02/15/22)	597	Xilinx Inc (amd 02/15/22)	^	126,582
	XL Fleet Corp	1,100	XL Fleet Corp	^	3,641
	Xos Inc	100	Xos Inc	^	315
	XP Inc - Class A	2	XP Inc - Class A	^	57
	Xpeng Inc ADR	494	Xpeng Inc ADR	^	24,863
	Yalla Group Ltd	880	Yalla Group Ltd	^	5,905
	Yellow Media Ltd	25	Yellow Media Ltd	^	25
	Yeti Holdings Inc	30	Yeti Holdings Inc	^	2,485
	Ypf Sociedad Anonima (adr)	120	Ypf Sociedad Anonima (adr)	^	458
	Yum! Brands Inc.	213	Yum! Brands Inc.	^	29,636
	Zebra Technologies	192	Zebra Technologies	^	114,278
	Zillow Group Inc CL A	255	Zillow Group Inc CL A	^	15,866
	Zillow Group Inc CL C	129	Zillow Group Inc CL C	^	8,237
	Zim Integrated Shipping Serv	45	Zim Integrated Shipping Serv	^	2,649
	Zoetis Inc	443	Zoetis Inc	^	108,108
	Zoned Properties Inc	875	Zoned Properties Inc	^	678
	Zoom Video Communications-A	4	Zoom Video Communications-A	^	736
	Zosano Pharma Corp (zsan 04/12/22)	1,000	Zosano Pharma Corp (zsan 04/12/22)	^	470
	Zuora Inc - Class A	100	Zuora Inc - Class A	^	1,868
	Zynga Inc	100	Zynga Inc	^	640
	Aurora Innovation Inc -Cw28	1,006	Aurora Innovation Inc -Cw28	^	3,129
	Digital World Acq A -Cw28	300	Digital World Acq A -Cw28	^	3,960
	Ginkgo Bioworks	3,000	Ginkgo Bioworks	^	6,720
	Lightning Emotors Inc-Cw25	2,500	Lightning Emotors Inc-Cw25	^	3,025
	Nabors Industries Ltd -Cw26	4	Nabors Industries Ltd -Cw26	^	15
	Skillsoft Corp	3,500	Skillsoft Corp	^	6,650
	Software Acquisition G -Cw25	5,300	Software Acquisition G -Cw25	^	6,572
	Solid Power Inc	625	Solid Power Inc	^	1,419
	SVF Investment Cl A -Cw27	3,000	SVF Investment Cl A -Cw27	^	3,900
	Treasury Metals Wts	51	Treasury Metals Wts	^	6
	Yellow Media Ltd-Cw22	14	Yellow Media Ltd-Cw22	^	0
			TOTAL COMMON STOCKS		148,294,601

	COMMON COLLECTIVE FUNDS
	Loomis Sayles Large Cap Growth Trust C	1,934,060	Loomis Sayles Large Cap Growth Trust C	^	79,509,191
	Prudential Core Plus Bond Fund Class 5	329,100	Prudential Core Plus Bond Fund Class 5	^	64,204,041
	Vanguard Target Retirement 2015 Trust II	134,350	Vanguard Target Retirement 2015 Trust II	^	5,677,615
	Vanguard Target Retirement 2020 Trust II	290,579	Vanguard Target Retirement 2020 Trust II	^	13,087,700
	Vanguard Target Retirement 2025 Trust II	683,862	Vanguard Target Retirement 2025 Trust II	^	31,881,641
	Vanguard Target Retirement 2030 Trust II	718,580	Vanguard Target Retirement 2030 Trust II	^	34,103,824
	Vanguard Target Retirement 2035 Trust II	905,078	Vanguard Target Retirement 2035 Trust II	^	44,701,817
	Vanguard Target Retirement 2040 Trust II	697,246	Vanguard Target Retirement 2040 Trust II	^	36,375,336
	Vanguard Target Retirement 2045 Trust II	815,122	Vanguard Target Retirement 2045 Trust II	^	43,780,213
	Vanguard Target Retirement 2050 Trust II	690,805	Vanguard Target Retirement 2050 Trust II	^	37,407,073
	Vanguard Target Retirement 2055 Trust II	285,132	Vanguard Target Retirement 2055 Trust II	^	20,677,768
	Vanguard Target Retirement 2060 Trust II	182,462	Vanguard Target Retirement 2060 Trust II	^	10,438,650

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Vanguard Target Retirement 2065 Trust II	113,286	Vanguard Target Retirement 2065 Trust II	^	3,991,062
	Vanguard Target Retirement Inc Trust II	184,337	Vanguard Target Retirement Inc Trust II	^	8,053,686
	Wells Fargo Discovery CIT E2	5,462,941	Wells Fargo Discovery CIT E2	^	94,071,842
			TOTAL COMMON COLLECTIVE FUNDS		527,961,459

	MUTUAL FUNDS
	180 Degree Capital Corp	100	180 Degree Capital Corp	^	735
	Advisorshares Dorsey Ws Etf	1,000	Advisorshares Dorsey Ws Etf	^	8,480
	Advisorshares Psychedelics	100	Advisorshares Psychedelics	^	579
	Advisorshares Pure Cannabis	50	Advisorshares Pure Cannabis	^	650
	Alps Clean Energy Etf	20	Alps Clean Energy Etf	^	1,292
	Altaba Inc Escrow	175	Altaba Inc Escrow	^	1,038
	Amplify Online Retail ETF	96	Amplify Online Retail ETF	^	8,452
	Amplify Transformational Data Sharing ETF	300	Amplify Transformational Data Sharing ETF	^	12,051
	Ark Fintech Innovation ETF	529	Ark Fintech Innovation ETF	^	21,610
	Ark Genomic Revolution ETF	89	Ark Genomic Revolution ETF	^	5,475
	Ark Innovation ETF	386	Ark Innovation ETF	^	36,557
	Ark Next Generation Internet ETF	393	Ark Next Generation Internet ETF	^	46,591
	Ark Space Exploration & Inno	65	Ark Space Exploration & Inno	^	1,225
	Avantis International Small Cap Value ETF	269	Avantis International Small Cap Value ETF	^	17,350
	Avantis US Equity ETF	305	Avantis US Equity ETF	^	24,437
	Avantis US Small Cap Value	910	Avantis US Small Cap Value	^	72,533
	Bitwise Crypto Ind Innov ETF	100	Bitwise Crypto Ind Innov ETF	^	2,101
	BlackRock Corporate High Yield Fund Inc	137	BlackRock Corporate High Yield Fund Inc	^	1,686
	BlackRock Multi-Sector Income	26	BlackRock Multi-Sector Income	^	474
	BlackRock Resources & Commodities Strategy Trust	100	BlackRock Resources & Commodities Strategy Trust	^	935
	BNYM High Yield Strat	86	BNYM High Yield Strat	^	264
	Calamos Conv Opp Inc Sbi	39,198	Calamos Conv Opp Inc Sbi	^	592,275
	Calamos Convertible & High Income	10,309	Calamos Convertible & High Income	^	166,793
	Calamos Global Total Return	3,000	Calamos Global Total Return	^	46,140
	Cambria Emerg Shrhldr Yield	222	Cambria Emerg Shrhldr Yield	^	7,958
	Columbia Seligman Premium Tech	1,616	Columbia Seligman Premium Tech	^	59,792
	Consumer Staples Select Sector Spdr	170	Consumer Staples Select Sector Spdr	^	13,126
	Direxion Daily Csi China Int	2	Direxion Daily Csi China Int	^	25
	Direxion Daily Energy Bull 2	100	Direxion Daily Energy Bull 2	^	2,964
	Direxion Daily Gold Miners I	126	Direxion Daily Gold Miners I	^	2,386
	Direxion Daily Msci Brazil B	2	Direxion Daily Msci Brazil B	^	133
	Direxion Daily Real Estate Bear 3x Shares	1,350	Direxion Daily Real Estate Bear 3x Shares	^	43,389
	Direxion Daily S&P 500 Bear 3X	12	Direxion Daily S&P 500 Bear 3X	^	197
	Direxion Daily S&P 500 High	26	Direxion Daily S&P 500 High	^	215
	Direxion Daily S&P 500 High	7	Direxion Daily S&P 500 High	^	522
	Direxion Daily S&P Biotech Bull	9,045	Direxion Daily S&P Biotech Bull	^	325,620
	Direxion Daily S&P Oil & Gas (drip 03/28/22)	1,018	Direxion Daily S&P Oil & Gas (drip 03/28/22)	^	5,477
	Direxion DSI C Ch A-Shr Bear 1X	270	Direxion DSI C Ch A-Shr Bear 1X	^	4,402
	Direxion Healthcare Bull 3X	75	Direxion Healthcare Bull 3X	^	10,874
	Doubleline Opportunistic CR Fund	44	Doubleline Opportunistic CR Fund	^	843
	Eaton Vance Ltd Duration Income	5,000	Eaton Vance Ltd Duration Income	^	65,500
	Eaton Vance Sr Floating Rate Fund	100	Eaton Vance Sr Floating Rate Fund	^	1,476
	Eaton Vance Tax - Managed Glob	4,942	Eaton Vance Tax - Managed Glob	^	52,730
	Elements Rogers Agri Total Return	250	Elements Rogers Agri Total Return	^	2,163
	Energy Select Sector Spdr	289	Energy Select Sector Spdr	^	16,039
	ETFMG Alternative Harvest	431	ETFMG Alternative Harvest	^	4,772
	ETFMG Prime Mobile Payments ETF	116	ETFMG Prime Mobile Payments ETF	^	6,737
	Fidelity Financials Etf	49	Fidelity Financials Etf	^	2,740
	Fidelity Info Tech ETF	968	Fidelity Info Tech ETF	^	131,067
	Fidelity Nasdaq Composite Index ETF	1,102	Fidelity Nasdaq Composite Index ETF	^	67,112
	Financial Bull 3X Shares	2	Financial Bull 3X Shares	^	261
	Financial Select Sector Spdr	2,282	Financial Select Sector Spdr	^	89,112
	First Trust Cloud Computing ETF	21	First Trust Cloud Computing ETF	^	2,191
	First Trust DJ Internet Ind	698	First Trust DJ Internet Ind	^	157,839
	First Trust Exchange Traded Fd II Intl Equity Opp	26	First Trust Exchange Traded Fd II Intl Equity Opp	^	1,498
	First Trust Exchange Traded Fund VI RIsing Div Achievers ETF	2	First Trust Exchange Traded Fund VI RIsing Div Achievers ETF	^	104

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	First Trust NASDAQ Cybersecurity ETF	2,029	First Trust NASDAQ Cybersecurity ETF	^	107,094
	First Trust S&P Reit Index F	11	First Trust S&P Reit Index F	^	362
	First Trust Technology Alpha	66	First Trust Technology Alpha	^	8,732
	Flaherty & Crumrine Preferred and Income Securities Fund Inc	2,500	Flaherty & Crumrine Preferred and Income Securities Fund Inc	^	54,300
	Gabelli Equity Tr Inc	8,000	Gabelli Equity Tr Inc	^	57,520
	GAMCO Global Gold Natural Res & Income Trust	612	GAMCO Global Gold Natural Res & Income Trust	^	2,297
	Global X Autonomous&Elec Etf	244	Global X Autonomous&Elec Etf	^	7,452
	Global X Cloud Computing Etf	3,210	Global X Cloud Computing Etf	^	85,097
	Global X Fds NASDAQ 100 Cover	8,380	Global X Fds NASDAQ 100 Cover	^	185,952
	Global X Funds Global X Artificial Int & Tech ETF	1	Global X Funds Global X Artificial Int & Tech ETF	^	32
	Global X Robotics & Artifici	143	Global X Robotics & Artifici	^	5,139
	Global X US Infrastructure	48	Global X US Infrastructure	^	1,384
	Goldman Activebeta US LC ETF	211	Goldman Activebeta US LC ETF	^	20,083
	Graniteshares Gold Trust	200	Graniteshares Gold Trust	^	3,630
	Grayscale Bitcoin Trust BTC	1,624	Grayscale Bitcoin Trust BTC	^	55,622
	Grayscale Ethereum Trust	4,116	Grayscale Ethereum Trust	^	133,194
	Grayscale Litecoin Trust	131	Grayscale Litecoin Trust	^	1,205
	Health Care Select Sector Spdr	92	Health Care Select Sector Spdr	^	13,005
	iMGP DBi Managed Futures Strategy ETF	110	iMGP DBi Managed Futures Strategy ETF	^	2,838
	Innovator Ibd 50 ETF	20	Innovator Ibd 50 ETF	^	917
	Innovator Ibd Breakout Opps	10	Innovator Ibd Breakout Opps	^	387
	Invesco Buyback Achievers Et	3	Invesco Buyback Achievers Et	^	289
	Invesco China Technology Etf	240	Invesco China Technology Etf	^	14,887
	Invesco DB Us Dollar Index B	50	Invesco DB Us Dollar Index B	^	1,282
	Invesco Dwa Healthcare Momen	16	Invesco Dwa Healthcare Momen	^	2,481
	Invesco Preferred Etf	1,590	Invesco Preferred Etf	^	23,850
	Invesco Qqq Trust Series 1	785	Invesco Qqq Trust Series 1	^	312,327
	Invesco russell 1000 R Dyn	2	Invesco russell 1000 R Dyn	^	101
	Invesco S&P 500 Equal Weight	2	Invesco S&P 500 Equal Weight	^	395
	Invesco S&P 500 Equal Weight	4	Invesco S&P 500 Equal Weight	^	720
	Invesco S&P 500 Top 50 Etf	6	Invesco S&P 500 Top 50 Etf	^	2,215
	Invesco S&P Midcap Quality E	2	Invesco S&P Midcap Quality E	^	160
	Invesco Solar Etf	5	Invesco Solar Etf	^	385
	Invesco Ultra Short Duration	20,838	Invesco Ultra Short Duration	^	1,048,151
	Invesco Wilderhill Clean Ene	13	Invesco Wilderhill Clean Ene	^	943
	iShares 7-10 Year Treasury Bon	1,821	iShares 7-10 Year Treasury Bon	^	209,415
	iShares Biotechnology ETF	1,010	iShares Biotechnology ETF	^	154,149
	iShares China Large-Cap ETF	36	iShares China Large-Cap ETF	^	1,317
	iShares Core Dividend Growth	484	iShares Core Dividend Growth	^	26,901
	iShares Core S&P 500 ETF	235	iShares Core S&P 500 ETF	^	112,093
	iShares Core S&P Mid-Cap ETF	200	iShares Core S&P Mid-Cap ETF	^	56,616
	iShares Core S&P Small-Cap ETF	1,825	iShares Core S&P Small-Cap ETF	^	208,976
	iShares Core U.S. Aggregate Bond ETF	25	iShares Core U.S. Aggregate Bond ETF	^	2,861
	iShares Expanded Tech Sector ETF	25	iShares Expanded Tech Sector ETF	^	10,976
	iShares Expanded Tech-Software Sector ETF	10	iShares Expanded Tech-Software Sector ETF	^	3,977
	Ishares Gen-Immunology Hlth	1	Ishares Gen-Immunology Hlth	^	44
	iShares Global Clean Energy ETF	1,190	iShares Global Clean Energy ETF	^	25,192
	iShares iBoxx High Yield Corp	43	iShares iBoxx High Yield Corp	^	3,741
	iShares MSCI Belgium ETF	81	iShares MSCI Belgium ETF	^	1,725
	iShares MSCI Brazil ETF	62	iShares MSCI Brazil ETF	^	1,732
	iShares MSCI EAFE Small-Cap ETF	59	iShares MSCI EAFE Small-Cap ETF	^	4,296
	iShares MSCI Emerging Markets	551	iShares MSCI Emerging Markets	^	26,896
	iShares MSCI Emerging Markets	2,698	iShares MSCI Emerging Markets	^	221,317
	iShares MSCI Europe Financials	420	iShares MSCI Europe Financials	^	8,421
	iShares MSCI Frontier and Select EM ETF	418	iShares MSCI Frontier and Select EM ETF	^	14,411
	iShares MSCI Germany ETF	62	iShares MSCI Germany ETF	^	2,026
	iShares MSCI Indonesia ETF	74	iShares MSCI Indonesia ETF	^	1,699
	iShares MSCI South Africa ETF	37	iShares MSCI South Africa ETF	^	1,701
	iShares MSCI South Korea ETF	70	iShares MSCI South Korea ETF	^	5,451
	iShares MSCI Spain ETF	11	iShares MSCI Spain ETF	^	289
	iShares MSCI Switzerland ETF	11	iShares MSCI Switzerland ETF	^	580
	iShares MSCI Turkey ETF	78	iShares MSCI Turkey ETF	^	1,442

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	iShares MSCI USA Esg Select	2	iShares MSCI USA Esg Select	^	213
	iShares MSCI USA ETF	1,005	iShares MSCI USA ETF	^	33,306
	Ishares MSCI USA Momentum Fa	154	Ishares MSCI USA Momentum Fa	^	27,930
	Ishares MSCI USA Quality Fac	329	Ishares MSCI USA Quality Fac	^	47,960
	iShares North American Tech-Mu	100	iShares North American Tech-Mu	^	8,447
	iShares Preferred & Income Securities ETF	500	iShares Preferred & Income Securities ETF	^	19,715
	iShares Russell 1000 ETF	170	iShares Russell 1000 ETF	^	44,933
	iShares Russell 2000 ETF	1,673	iShares Russell 2000 ETF	^	372,169
	iShares Russell 2000 Growth ETF	9	iShares Russell 2000 Growth ETF	^	2,637
	iShares Russell 2000 Value ETF	1,867	iShares Russell 2000 Value ETF	^	309,957
	iShares Russell Top 200 Growth	1	iShares Russell Top 200 Growth	^	173
	iShares S&P 500 Value ETF	100	iShares S&P 500 Value ETF	^	15,663
	iShares Select Dividend ETF	2,049	iShares Select Dividend ETF	^	251,150
	Ishares Self-Driving Ev&Tech	186	Ishares Self-Driving Ev&Tech	^	10,098
	iShares Semiconductor ETF	271	iShares Semiconductor ETF	^	146,976
	iShares SILVER TRUST iShares	201	iShares SILVER TRUST iShares	^	4,324
	iShares TIPS Bond ETF	207	iShares TIPS Bond ETF	^	26,740
	iShares Tr Cybersecurity	1,319	iShares Tr Cybersecurity	^	58,841
	iShares U.S. Broker-Dealers & Securities Exchanges ETF	1	iShares U.S. Broker-Dealers & Securities Exchanges ETF	^	110
	iShares U.S. Financials ETF	500	iShares U.S. Financials ETF	^	43,345
	iShares U.S. Healthcare ETF	21	iShares U.S. Healthcare ETF	^	6,297
	iShares U.S. Home Construction	17	iShares U.S. Home Construction	^	1,410
	iShares USTechnology ETF	812	iShares USTechnology ETF	^	93,234
	John Hancock Pfd Income II	2,000	John Hancock Pfd Income II	^	41,760
	John Hancock Pfd Income III	2,000	John Hancock Pfd Income III	^	37,500
	John Hancock Preferred Income Fund	3,000	John Hancock Preferred Income Fund	^	62,250
	Kayne Anderson Energy Infrastucture Fund Inc	1	Kayne Anderson Energy Infrastucture Fund Inc	^	8
	KFA Value Line Dynamic Core	203	KFA Value Line Dynamic Core	^	4,892
	Kraneshares CSI China Intern	481	Kraneshares CSI China Intern	^	17,552
	Kraneshares Global Carbon Strategy ETF	23	Kraneshares Global Carbon Strategy ETF	^	1,171
	Materials Select Sector Spdr	61	Materials Select Sector Spdr	^	5,527
	Motley Fool Global Opportunties ETF	580	Motley Fool Global Opportunties ETF	^	18,606
	Motley Fool Mid Cap Growth ETF	417	Motley Fool Mid Cap Growth ETF	^	12,247
	Nuveen Credit Strategies Income Fund	6,320	Nuveen Credit Strategies Income Fund	^	41,019
	Nuveen ESG Small-Cap ETF	4	Nuveen ESG Small-Cap ETF	^	168
	Nuveen Floating Rate Income	5,000	Nuveen Floating Rate Income	^	50,850
	Nuveen Multi Asset Income Fund Com	2,931	Nuveen Multi Asset Income Fund Com	^	54,663
	Nuveen Preferred & Income Opportunities Fund	7,259	Nuveen Preferred & Income Opportunities Fund	^	70,847
	Pimco Corporate & Income Opportunity Fund	2,238	Pimco Corporate & Income Opportunity Fund	^	37,024
	Pimco Corporate & Income Strategy Fund	1,000	Pimco Corporate & Income Strategy Fund	^	17,110
	Pimco Dynamic Income Fund	2,285	Pimco Dynamic Income Fund	^	59,204
	Pimco High Income Fund	11,605	Pimco High Income Fund	^	71,372
	Prosh Ultrapro Short S&P 500	80	Prosh Ultrapro Short S&P 500	^	996
	Proshares Bitcoin Strategy E	538	Proshares Bitcoin Strategy E	^	15,548
	Proshares Online Retail ETF	11	Proshares Online Retail ETF	^	624
	Proshares Short QQQ	4,000	Proshares Short QQQ	^	43,320
	ProShares Short Russell2000	4,000	ProShares Short Russell2000	^	83,480
	Proshares Short S&P 500	4,000	Proshares Short S&P 500	^	54,480
	Proshares Ultpro Shrt Dow30	7,429	Proshares Ultpro Shrt Dow30	^	193,228
	Proshares Ultra 20+ year Trend	2	Proshares Ultra 20+ year Trend	^	109
	Proshares Ultra Silver	50	Proshares Ultra Silver	^	1,737
	Proshares Ultra Vix St Future	300	Proshares Ultra Vix St Future	^	3,729
	Proshares Ultrapro QQQ	501	Proshares Ultrapro QQQ	^	83,331
	Proshares Ultrapro Short QQQ (sqqq 01/13/22)	79	Proshares Ultrapro Short QQQ (sqqq 01/13/22)	^	469
	Proshares Ultrashort Bloomberg (kold 01/14/22)	250	Proshares Ultrashort Bloomberg (kold 01/14/22)	^	3,028
	Reaves Utility Income Trust Fund	200	Reaves Utility Income Trust Fund	^	7,024
	Robo Global Robotics and Automation Index	21	Robo Global Robotics and Automation Index	^	1,472
	Roundhill Ball Metaverse ETF (metv 01/31/22)	330	Roundhill Ball Metaverse ETF (metv 01/31/22)	^	5,009
	Schwab 1000 Index ETF	26	Schwab 1000 Index ETF	^	1,213
	Schwab U.S. Large-Cap Growth	215	Schwab U.S. Large-Cap Growth	^	35,244
	Schwab US Broad Market	1,730	Schwab US Broad Market	^	195,507
	Schwab US Dvd Equity ETF	602	Schwab US Dvd Equity ETF	^	48,687

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Schwab US Large Cap	36	Schwab US Large Cap	^	4,140
	Select Sector Consumer Discretionary Tr	6	Select Sector Consumer Discretionary Tr	^	1,227
	Select Sector Spdr Utilities	385	Select Sector Spdr Utilities	^	27,558
	Small Cap Bull 3X Shares	82	Small Cap Bull 3X Shares	^	6,955
	Sofi Weekly Dividend ETF	4	Sofi Weekly Dividend ETF	^	205
	SPDR Biotech ETF	3,151	SPDR Biotech ETF	^	352,768
	SPDR Dow Jones Emerging Small Cap	51	SPDR Dow Jones Emerging Small Cap	^	3,025
	SPDR Dow Jones Industrial Average ETF Trust	2,810	SPDR Dow Jones Industrial Average ETF Trust	^	1,020,801
	SPDR GOLD TRUST GOLD SHS	1,321	SPDR GOLD TRUST GOLD SHS	^	225,838
	SPDR Oil & Gas Export & Prod	40	SPDR Oil & Gas Export & Prod	^	3,854
	SPDR Portfolio Emerging Markets ETF	170	SPDR Portfolio Emerging Markets ETF	^	7,052
	SPDR Portfolio S&P 1500 Composite Stock Market ETF	851	SPDR Portfolio S&P 1500 Composite Stock Market ETF	^	49,767
	SPDR Portfolio S&P 500 Growth ETF	361	SPDR Portfolio S&P 500 Growth ETF	^	26,162
	SPDR Portfolio S&P 500 High Dividend ETF	1,345	SPDR Portfolio S&P 500 High Dividend ETF	^	56,574
	SPDR Portfolio Short Term Treasury ETF	502	SPDR Portfolio Short Term Treasury ETF	^	15,276
	SPDR S&P 400 Mid Cap Value E	263	SPDR S&P 400 Mid Cap Value E	^	18,713
	SPDR S&P 500 ETF Trust	5,744	SPDR S&P 500 ETF Trust	^	2,728,284
	SPDR S&P 600 S/C Value Fund	146	SPDR S&P 600 S/C Value Fund	^	12,389
	SPDR S&P Aerospace & Def Etf	66	SPDR S&P Aerospace & Def Etf	^	7,716
	SPDR S&P Dividend	2,700	SPDR S&P Dividend	^	348,624
	SPDR S&P Health Care Equipment	21	SPDR S&P Health Care Equipment	^	2,463
	Spdr S&P Kensho Intelligent	28	Spdr S&P Kensho Intelligent	^	1,276
	SPDR S&P Midcap 400 EFT Trust	250	SPDR S&P Midcap 400 EFT Trust	^	129,420
	Sprott Physical Gold Trust	1,683	Sprott Physical Gold Trust	^	24,168
	Technology Select Sector Spdr	637	Technology Select Sector Spdr	^	110,775
	Tekla Life Sciences Investors	25	Tekla Life Sciences Investors	^	481
	Teucrium Corn Fund	60	Teucrium Corn Fund	^	1,292
	United States Oil Fund LP	1	United States Oil Fund LP	^	54
	US Global Jets ETF	1,200	US Global Jets ETF	^	25,308
	Valkyrie Bitcoin Strategy	17	Valkyrie Bitcoin Strategy	^	304
	Vaneck Oil Services Etf	1,006	Vaneck Oil Services Etf	^	185,949
	Vaneck Rare Earth/Strategic	275	Vaneck Rare Earth/Strategic	^	30,817
	Vaneck Russia Etf	1	Vaneck Russia Etf	^	27
	Vaneck Semiconductor Etf	30	Vaneck Semiconductor Etf	^	9,350
	Vaneck Vietnam Etf	150	Vaneck Vietnam Etf	^	3,186
	Vanguard Communication Service ETF	5	Vanguard Communication Service ETF	^	684
	Vanguard Consumer Staples ETF	100	Vanguard Consumer Staples ETF	^	19,988
	Vanguard Dividend Apprec ETF	58	Vanguard Dividend Apprec ETF	^	9,945
	Vanguard Energy ETF	17	Vanguard Energy ETF	^	1,311
	Vanguard Financials ETF	14	Vanguard Financials ETF	^	1,388
	Vanguard FTSE All WO X US SC	19	Vanguard FTSE All WO X US SC	^	2,545
	Vanguard FTSE Developed Markets ETF	2,020	Vanguard FTSE Developed Markets ETF	^	103,130
	Vanguard FTSE Emerging Market	5,511	Vanguard FTSE Emerging Market	^	272,574
	Vanguard FTSE European ETF	800	Vanguard FTSE European ETF	^	54,592
	Vanguard Glbl Ex-Us Real Est	719	Vanguard Glbl Ex-Us Real Est	^	38,801
	Vanguard Growth ETF	137	Vanguard Growth ETF	^	43,998
	Vanguard Health Care ETF	100	Vanguard Health Care ETF	^	26,642
	Vanguard High Dividend Yield	50	Vanguard High Dividend Yield	^	5,606
	Vanguard Info Tech ETF	259	Vanguard Info Tech ETF	^	118,781
	Vanguard Large Cap ETF	257	Vanguard Large Cap ETF	^	56,834
	Vanguard Mega Cap Growth ETF	91	Vanguard Mega Cap Growth ETF	^	23,621
	Vanguard Mid - Cap Growth Index	3	Vanguard Mid - Cap Growth Index	^	768
	Vanguard Mid-Cap Value Index	243	Vanguard Mid-Cap Value Index	^	36,530
	Vanguard Real Estate ETF	1,877	Vanguard Real Estate ETF	^	217,789
	Vanguard Russell 1000 Value	391	Vanguard Russell 1000 Value	^	28,858
	Vanguard S&P 500 ETF	3,674	Vanguard S&P 500 ETF	^	1,603,867
	Vanguard S&P 500 Value ETF	73	Vanguard S&P 500 Value ETF	^	11,047
	Vanguard S/T Corp Bond Etf	482	Vanguard S/T Corp Bond Etf	^	39,167
	Vanguard Short Term Bond ETF	1,210	Vanguard Short Term Bond ETF	^	97,804
	Vanguard Small- Cap ETF	308	Vanguard Small- Cap ETF	^	69,611
	Vanguard Small -Cap Gr ETF	20	Vanguard Small -Cap Gr ETF	^	5,656
	Vanguard Small Cap Value ETF	56	Vanguard Small Cap Value ETF	^	10,033

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
			Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Vanguard Tot World Stk Index	3,627	Vanguard Tot World Stk Index	^	389,649
	Vanguard Total Intl Stock Et	98	Vanguard Total Intl Stock Et	^	6,219
	Vanguard Total Stock Market ETF	1,273	Vanguard Total Stock Market ETF	^	307,365
	Vanguard Utilities ETF	1,000	Vanguard Utilities ETF	^	156,400
	Victoryshares US Small Cap H	4	Victoryshares US Small Cap H	^	246
	Virtus Global Multi-Sector	3,000	Virtus Global Multi-Sector	^	33,480
	Virtus Infracap Us Pfd ETF	1,000	Virtus Infracap Us Pfd ETF	^	25,120
	Virtus Total Return Fund Inc	10,316	Virtus Total Return Fund Inc	^	97,899
	Western Asset Emerging Markets Debt	3,000	Western Asset Emerging Markets Debt	^	38,400
	WisdomTree Emerg Mkt Ex-St Ow	184	WisdomTree Emerg Mkt Ex-St Ow	^	6,763
	WisdomTree Global ex-US Real Estate Fund	5	WisdomTree Global ex-US Real Estate Fund	^	132
	WisdomTree JAP s/c DVD Fund	1,054	WisdomTree JAP s/c DVD Fund	^	75,192
	WisdomTree US LargeCap Dividend	100	WisdomTree US LargeCap Dividend	^	6,604
	AB Discovery Value Z	2,001,602	AB Discovery Value Z	^	49,899,929
	Abbey Cap Futures Strat-A	328	Abbey Cap Futures Strat-A	^	3,753
	Akre Focus Retail	3,076	Akre Focus Retail	^	197,229
	Amcent Small Cap Val Inv	8,816	Amcent Small Cap Val Inv	^	96,707
	American Century Focused Large Cap Value Inv	2,896	American Century Focused Large Cap Value Inv	^	31,105
	American Funds Europacific Growth R6	1,047,051	American Funds Europacific Growth R6	^	67,775,604
	American Funds New Perspective F1	339	American Funds New Perspective F1	^	22,365
	American Funds New World R6	598,881	American Funds New World R6	^	51,485,793
	Applied Finance Explorer-Inv	1,157	Applied Finance Explorer-Inv	^	22,898
	Arrow Managed Futures Strategy A	5,464	Arrow Managed Futures Strategy A	^	32,945
	AXS Chesapeake Strategy Fund I	5,955	AXS Chesapeake Strategy Fund I	^	61,279
	Baron Emerging Markets Institutional	52,654	Baron Emerging Markets Institutional	^	925,651
	Baron Real Estate Fund Retail Class	143	Baron Real Estate Fund Retail Class	^	5,767
	Baron Small Cap	577	Baron Small Cap	^	21,849
	Bitwise 10 Crypto Index Fund	21	Bitwise 10 Crypto Index Fund	^	801
	Brookfield Global Listed Real Estate I	23,567	Brookfield Global Listed Real Estate I	^	331,820
	Brown Capital Mgmt Small Co Inv	649	Brown Capital Mgmt Small Co Inv	^	75,564
	Carillon Scout Mid Cap I	880	Carillon Scout Mid Cap I	^	21,492
*	City National Rochdale Corp Bond Svc	44,920	City National Rochdale Corp Bond Svc	^	467,619
*	City National Rochdale Equity Income Fund	9,994	City National Rochdale Equity Income Fund	^	413,661
*	City National Rochdale Fxd Inc Opps N	164,501	City National Rochdale Fxd Inc Opps N	^	3,729,239
*	City National Rochdale Govt Bond Svc	18,931	City National Rochdale Govt Bond Svc	^	200,286
*	City National Rochdale Sel Str-1	18,877	City National Rochdale Sel Str-1	^	231,807
*	City Naional Rochdale Strat Crdt	6,452	City Naional Rochdale Strat Crdt	^	63,161
*	City Natl Rochdale Fds Inter Fxd Inc N	2,578	City Natl Rochdale Fds Inter Fxd Inc N	^	67,422
	Delaware Ivy Mid Cap Inc Opport A	3,034	Delaware Ivy Mid Cap Inc Opport A	^	61,069
	Driehaus Emerging Mark S/C	2,789	Driehaus Emerging Mark S/C	^	61,674
	Eaton Vance Global Macro Abs Return Adv A	4,904	Eaton Vance Global Macro Abs Return Adv A	^	49,533
	Federated Hermes Instl High Yield Bond IS	4,188,939	Federated Hermes Instl High Yield Bond IS	^	41,596,161
	Fidelity Sel Fincl Svcs	559	Fidelity Sel Fincl Svcs	^	7,262
	Fidelity Sel Transportation	69	Fidelity Sel Transportation	^	7,474
	Fidelity Stock Selector Small Cap Fund	254	Fidelity Stock Selector Small Cap Fund	^	8,717
	Fidelity® Capital & Income	441	Fidelity® Capital & Income	^	4,939
	Fidelity® Contrafund®	7,594	Fidelity® Contrafund®	^	142,462
	Fidelity® OTC	4,379	Fidelity® OTC	^	85,831
	Fidelity® Select Banking	239	Fidelity® Select Banking	^	7,110
	Fidelity® Select Construction & Hsg Port	82	Fidelity® Select Construction & Hsg Port	^	8,839
	Fidelity® Select Leisure	448	Fidelity® Select Leisure	^	7,824
	Fidelity® Select Medical Tech and Devcs	445	Fidelity® Select Medical Tech and Devcs	^	36,989
	Fidelity® Select Retailing	351	Fidelity® Select Retailing	^	8,105
	Fidelity® Select Software & IT Svcs Port	1,000	Fidelity® Select Software & IT Svcs Port	^	29,990
	Fidelity® Select Technology	2,470	Fidelity® Select Technology	^	71,911
	Fidelity® Trend	691	Fidelity® Trend	^	118,837
	Franklin Small-Mid Cap Growth A	748	Franklin Small-Mid Cap Growth A	^	33,244
	Grandeur Peak Gl Stalwa-Inst	2,637	Grandeur Peak Gl Stalwa-Inst	^	62,505
	Grayscale Digital Large Cap	110	Grayscale Digital Large Cap	^	2,668
	Harbor Capital Appreciation Inv	300	Harbor Capital Appreciation Inv	^	28,044
	Harbor International Investor	111	Harbor International Investor	^	5,202
	Hartford Dividend & Growth I	1,118	Hartford Dividend & Growth I	^	37,831

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	HCM Dividend Sector Plus-Iv	1,126	HCM Dividend Sector Plus-Iv	^	23,886
	Kopernik International A	2,398	Kopernik International A	^	38,705
	Lazard International Strategic Eq Open	228	Lazard International Strategic Eq Open	^	3,769
	Longleaf Partners	520	Longleaf Partners	^	12,908
	Matthews Asia Innovators Fund	803	Matthews Asia Innovators Fund	^	15,154
	Matthews Pacific Tiger Instl	603	Matthews Pacific Tiger Instl	^	16,594
	MFS® Intl Diversification I	1,438	MFS® Intl Diversification I	^	36,014
	Mirae Emg Mkt Great Consum-I	7,175	Mirae Emg Mkt Great Consum-I	^	118,312
	Morgan Stanley Insight Fund A	171	Morgan Stanley Insight Fund A	^	11,264
	Morgan Stanley Inst Growth A	289	Morgan Stanley Inst Growth A	^	19,641
	Morgan Stanley Inst Intl Advtg I	831	Morgan Stanley Inst Intl Advtg I	^	25,167
	Morgan Stanley MSIFT Discovery Portfolio A	966	Morgan Stanley MSIFT Discovery Portfolio A	^	18,593
	Oberweis International Opportunities	135	Oberweis International Opportunities	^	3,590
	Paradigm Select Fund	311	Paradigm Select Fund	^	23,077
	Parnassus Core Equity Investor	366	Parnassus Core Equity Investor	^	23,222
	PGIM Total Return Bond Z	1,666	PGIM Total Return Bond Z	^	24,102
	PIMCO CommoditiesPLUS® Strategy A	816	PIMCO CommoditiesPLUS® Strategy A	^	6,194
	PIMCO Income Instl	1,333	PIMCO Income Instl	^	15,915
	Rydex Monthly Rebalance Nasdaq 100 2x Strategy H	55	Rydex Monthly Rebalance Nasdaq 100 2x Strategy H	^	29,515
	Schwab US Mid-Cap Index	246	Schwab US Mid-Cap Index	^	15,473
	Seafarer Overseas Gr&Inc-Inv	352	Seafarer Overseas Gr&Inc-Inv	^	4,627
	Seven Canyons Strategic Income Investor	2,371	Seven Canyons Strategic Income Investor	^	35,287
	Sunbridge Emerging Markets Fund Inv	960	Sunbridge Emerging Markets Fund Inv	^	28,102
	T. Rowe Price Blue Chip Growth	226	T. Rowe Price Blue Chip Growth	^	40,133
	T. Rowe Price Capital Appreciation	8,220	T. Rowe Price Capital Appreciation	^	303,814
	T. Rowe Price Communications & Technology	63	T. Rowe Price Communications & Technology	^	11,447
	T. Rowe Price Growth Stock	202	T. Rowe Price Growth Stock	^	21,435
	T. Rowe Price Health Sciences	2,305	T. Rowe Price Health Sciences	^	239,864
	T. Rowe Price Instl Large Cap Value	2,577,298	T. Rowe Price Instl Large Cap Value	^	71,571,559
	T. Rowe Price Latin America	44	T. Rowe Price Latin America	^	786
	T. Rowe Price Retirement 2035	964	T. Rowe Price Retirement 2035	^	22,008
	T. Rowe Price Science & Tech	366	T. Rowe Price Science & Tech	^	15,890
	Touchstone Mid Cap Value A	44,624	Touchstone Mid Cap Value A	^	1,069,626
	Touchstone Mid Cap Value Y	14,287	Touchstone Mid Cap Value Y	^	344,450
	Touchstone Sands Em Gr-Y	6,032	Touchstone Sands Em Gr-Y	^	116,062
	Touchstone Small Cap Value A	15,695	Touchstone Small Cap Value A	^	544,469
	Touchstone Small Cap Y	299	Touchstone Small Cap Y	^	4,097
	Tweedy Browne International Value Fund	913	Tweedy Browne International Value Fund	^	26,552
	Value Line Mid Cap Focus	1,983	Value Line Mid Cap Focus	^	61,942
	Vanguard Dividend Growth Inv	3,290	Vanguard Dividend Growth Inv	^	129,226
	Vanguard Extended Market Index Instl	606,239	Vanguard Extended Market Index Instl	^	84,079,265
	Vanguard FTSE All-Wld ex-US Idx Admiral	839	Vanguard FTSE All-Wld ex-US Idx Admiral	^	31,993
	Vanguard Institutional Index Instl Pl	546,488	Vanguard Institutional Index Instl Pl	^	221,764,983
	Vanguard LifeStrategy Growth Inv	1,813	Vanguard LifeStrategy Growth Inv	^	80,554
	Vanguard Short-Term Investment-Grade Adm	18,633	Vanguard Short-Term Investment-Grade Adm	^	200,682
	Vanguard Total Bond Market Index I	5,053,628	Vanguard Total Bond Market Index I	^	56,550,095
	Vanguard Total Intl Stock Index I	327,661	Vanguard Total Intl Stock Index I	^	44,814,177
	Vanguard Total Stock Mkt Idx Adm	504	Vanguard Total Stock Mkt Idx Adm	^	59,221
	Vanguard Wellesley® Income Inv	19,689	Vanguard Wellesley® Income Inv	^	569,991
	Voya GNMA Income Fund Class I	2,089	Voya GNMA Income Fund Class I	^	17,529
	Wasatch Micro Cap	1,688	Wasatch Micro Cap	^	15,866
	Western Asset Macro Opportunities A	206	Western Asset Macro Opportunities A	^	2,368
			TOTAL MUTUAL FUNDS		719,735,291

	PARTNERSHIPS
	Brookfield Infrastructure PA	412	Brookfield Infrastructure PA	^	25,054
	AllianceBernstein Holding LP	356	AllianceBernstein Holding LP	^	17,408
	Calumet Specialty Products LP	3	Calumet Specialty Products LP	^	40
	Carlyle Group Inc/The	121	Carlyle Group Inc/The	^	6,616
	Cheniere Energy Partners LP	25	Cheniere Energy Partners LP	^	1,056
	Energy Transfer LP	2,520	Energy Transfer LP	^	20,740
	Enterprise Products Pptns LP	12	Enterprise Products Pptns LP	^	263

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Gaslog Partners LP	366	Gaslog Partners LP	^	1,558
	KKR & Co Inc Cl A	199	KKR & Co Inc Cl A	^	14,791
	Nextera Energy Partners LP	157	Nextera Energy Partners LP	^	13,251
	Sunoco LP	1	Sunoco LP	^	41
	USA Compression Partners LP	2	USA Compression Partners LP	^	35
			TOTAL PARTNERSHIPS		100,853

	OTHER
	Activision Blizzard Inc @70 6/17/22	40	Activision Blizzard Inc @70 6/17/22	^	19,600
	Advanced Micro Devices @130 6/17/22	8	Advanced Micro Devices @130 6/17/22	^	21,432
	Advanced Micro Devices @80 1/21/22	5	Advanced Micro Devices @80 1/21/22	^	32,006
	AMC Entertainment Hlds-Cl A @38 12/31/21	(10)	AMC Entertainment Hlds-Cl A @38 12/31/21	^	0
	American Airlines Group Inc @24 12/31/21	(31)	American Airlines Group Inc @24 12/31/21	^	0
	American Airlines Group Inc @30 1/21/22	10	American Airlines Group Inc @30 1/21/22	^	0
	Amplify Transformational Data Sharing ETF @52 1/21/22	(2)	Amplify Transformational Data Sharing ETF @52 1/21/22	^	-20
	Apple Inc @200 3/18/22	(1)	Apple Inc @200 3/18/22	^	-220
	Apple Inc @210 1/21/22	(1)	Apple Inc @210 1/21/22	^	-10
	Arena Pharmaceuticals @95 1/21/22	1	Arena Pharmaceuticals @95 1/21/22	^	38
	Ark Innovation ETF @114.22 1/21/22	3	Ark Innovation ETF @114.22 1/21/22	^	56
	Asensus Surgical Inc @7 1/21/22	40	Asensus Surgical Inc @7 1/21/22	^	0
	Axsome Therapeutics Inc @75 1/21/22	(4)	Axsome Therapeutics Inc @75 1/21/22	^	-173
	Bank Of America Corp @44.5 1/07/22	3	Bank Of America Corp @44.5 1/07/22	^	164
	Beyond Meat Inc @76 12/31/21	(12)	Beyond Meat Inc @76 12/31/21	^	0
	Boeing Company @250 6/17/22	1	Boeing Company @250 6/17/22	^	563
	Carnival Corp. @23 1/21/22	(2)	Carnival Corp. @23 1/21/22	^	-41
	Carnival Corp. @30 1/20/23	20	Carnival Corp. @30 1/20/23	^	3,190
	Costco Wholesale Corp-New @350 1/21/22	1	Costco Wholesale Corp-New @350 1/21/22	^	21,782
	Designer Brands Inc @7.5 1/21/22	20	Designer Brands Inc @7.5 1/21/22	^	13,466
	Docusign Inc @157.5 12/31/21	1	Docusign Inc @157.5 12/31/21	^	0
	Dynavax Technologies Corp @20 /21/22	1	Dynavax Technologies Corp @20 /21/22	^	13
	Endo International PLC @4.5 12/31/21	4	Endo International PLC @4.5 12/31/21	^	0
	Energy Transfer LP @8 7/15/22	2	Energy Transfer LP @8 7/15/22	^	188
	Equinox Gold Corp @10 1/21/22	(4)	Equinox Gold Corp @10 1/21/22	^	0
	Equinox Gold Corp @10 4/14/22	(2)	Equinox Gold Corp @10 4/14/22	^	-25
	Equinox Gold Corp @12.5 4/14/22	(1)	Equinox Gold Corp @12.5 4/14/22	^	-8
	Equinox Gold Corp @5 1/20/23	1	Equinox Gold Corp @5 1/20/23	^	232
	Ford Motor Co New @18 6/17/22	(7)	Ford Motor Co New @18 6/17/22	^	-2,819
	Ford Motor Co New @21 12/31/21	2	Ford Motor Co New @21 12/31/21	^	0
	Gold Royalty Corp @7.5 4/14/22	(1)	Gold Royalty Corp @7.5 4/14/22	^	-18
	Hertz Global Holdings Inc @25 1/21/22	2	Hertz Global Holdings Inc @25 1/21/22	^	325
	Himax Technlgs Inc @11 1/21/22	(5)	Himax Technlgs Inc @11 1/21/22	^	-2,548
	Hyliion Holdings Corp @20 1/21/22	20	Hyliion Holdings Corp @20 1/21/22	^	0
	Invesco Currencyshares Euro @107 1/20/23	6	Invesco Currencyshares Euro @107 1/20/23	^	1,200
	Johnson & Johnson @170 1/07/22	1	Johnson & Johnson @170 1/07/22	^	200
	Las Vegas Sands Corp @44 6/17/22	40	Las Vegas Sands Corp @44 6/17/22	^	10,440
	Lumber Liquidators Holdings @17.5 12/31/21	(3)	Lumber Liquidators Holdings @17.5 12/31/21	^	0
	Nano Dimension Ltd ADR @7.5 1/20/23	50	Nano Dimension Ltd ADR @7.5 1/20/23	^	2,901
	Nikola Corp @12.5 12/31/21	(1)	Nikola Corp @12.5 12/31/21	^	0
	Nikola Corp @13 12/31/21	(1)	Nikola Corp @13 12/31/21	^	0
	Nikola Corp @19 1/21/22	(1)	Nikola Corp @19 1/21/22	^	-3
	NIO Inc Spon ADS @65 2/18/22	(12)	NIO Inc Spon ADS @65 2/18/22	^	-138
	Ortho Clinical Diagnostics H @22.5 1/21/22	3	Ortho Clinical Diagnostics H @22.5 1/21/22	^	113
	Pacwest Bancorp @50 1/21/22	(3)	Pacwest Bancorp @50 1/21/22	^	-83
	Pfizer Incorporated @55 2/18/22	1	Pfizer Incorporated @55 2/18/22	^	518
	Plug Power Inc @35 1/21/22	7	Plug Power Inc @35 1/21/22	^	200
	Riot Blockchain Inc @50 1/21/22	(100)	Riot Blockchain Inc @50 1/21/22	^	-542
	Roblox Corp -Class A @124 12/31/21	(10)	Roblox Corp -Class A @124 12/31/21	^	0
	Seachange Intl. Inc. @3 1/21/22	2	Seachange Intl. Inc. @3 1/21/22	^	15
	Silvercrest Metals Inc @10 1/21/22	(1)	Silvercrest Metals Inc @10 1/21/22	^	-8
	SPDR Dow Jones Industrial Average ETF Trust @350 1/07/22	(27)	SPDR Dow Jones Industrial Average ETF Trust @350 1/07/22	^	-36,809
	SPDR S&P 500 ETF Trust @460 1/03/22	(17)	SPDR S&P 500 ETF Trust @460 1/03/22	^	-25,453
	Starwood Financial Trust @7 12/31/21	3	Starwood Financial Trust @7 12/31/21	^	0

CITY NATIONAL BANK
PROFIT SHARING PLAN
EIN: 95-1780067 PN: 001
Attachment to 2021 Form 5500
Schedule H Part IV, Line 4(i) – Schedule of Assets (Held at End of Year)
December 31, 2021

			(c)
	(b)		Description of Investment, including		(e)
	Identity of Issuer, Borrower,		Maturity Date, Rate of Interest,	(d)	Current
(a)	Lessor or Similar Party	Shares	Collateral, Par or Maturity Value	Cost	Value
	Tanger Factory Outlet Centrs @20 1/21/22	50	Tanger Factory Outlet Centrs @20 1/21/22	^	2,000
	Tattooed Chef Inc @20 1/21/22	(2)	Tattooed Chef Inc @20 1/21/22	^	-24
	Tencent Music Entmt Group ADS @17 1/21/22	1	Tencent Music Entmt Group ADS @17 1/21/22	^	1
	Tesla Inc @1300 1/28/22	(1)	Tesla Inc @1300 1/28/22	^	-1,255
	Teva Pharmaceutical @12 1/21/22	100	Teva Pharmaceutical @12 1/21/22	^	229
	The Geo Group Inc @10 1/20/23	50	The Geo Group Inc @10 1/20/23	^	6,125
	Tilray Inc-Class 2 Common @25 1/21/22	2	Tilray Inc-Class 2 Common @25 1/21/22	^	1
	Uber Technologies Inc @50 1/21/22	(2)	Uber Technologies Inc @50 1/21/22	^	-33
	United Airlines Holdings Inc @65 1/21/22	(22)	United Airlines Holdings Inc @65 1/21/22	^	-53
	United States Steel Corp @27 1/21/22	30	United States Steel Corp @27 1/21/22	^	510
	VanEck Vectors Oil Services ETF @245 1/20/23	7	VanEck Vectors Oil Services ETF @245 1/20/23	^	8,035
	Vidler Water Resources @15 1/21/22	6	Vidler Water Resources @15 1/21/22	^	90
	Vinco Ventures Inc @22 1/21/22	3	Vinco Ventures Inc @22 1/21/22	^	5
	Royal Caribbean Cruises Ltd Is @76 1/21/22	1	Royal Caribbean Cruises Ltd Is @76 1/21/22	^	289
	Ryanair Hldgs PLC ADS @100 1/21/22	1	Ryanair Hldgs PLC ADS @100 1/21/22	^	218
	S&P Reit Composite Index @4685 1/03/22	1	S&P Reit Composite Index @4685 1/03/22	^	80
	Tesla Inc @900 12/31/21	1	Tesla Inc @900 12/31/21	^	0
	Tesla Inc @915 12/31/21	1	Tesla Inc @915 12/31/21	^	0
	United Airlines Holdings Inc @43 1/07/22	1	United Airlines Holdings Inc @43 1/07/22	^	69
			TOTAL OTHER ASSETS		76,011

	PARTICIPANT LOANS
*	CNB PARTICIPANT LOANS		1,030 Participant loans, bearing interest at 4.25% to 9.25% and maturities through September 2036		14,575,609
			TOTAL PARTICIPANT LOANS		14,575,609

			TOTAL ASSETS		1,523,376,658

*	Denotes Party-In-Interest asset

^	Information is not required as invesments are participant directed

Index to Exhibits

Exhibit No.	Exhibit
23.1	Consent of Moss Adams LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

City National Bank Profit Sharing Plan

By: City National Bank

Date: June 28, 2022	By:	/s/ Michael Nunnelee
Senior Vice President